As filed with the Securities and Exchange Commission on January 20, 2015

Registration No. 333-200292

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENERAL AGRICULTURE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0100	35-2379917
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room 801, Plaza B, Yonghe Building,
No. 28 AnDingMen East Street
Dongcheng District
Beijing, China 100007

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Business Filings Incorporated
108 W. 13th Street
Wilmington, DE 19801
(800) 981-7183

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

M. Ridgway Barker, Esq. Kelley Drye & Warren LLP 400 Atlantic Street Stamford, CT 06901 (203) 351-8032	Raj R. Mahale, Esq. Cozen O’Connor 277 Park Avenue New York, NY 10172 (212) 883-4980

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	2,000,000	$5.10	$10,200,000	$1,185
Underwriter’s Warrant to Purchase Common Stock(3)	1	—	$100	—	(4)
Common Stock Underlying Underwriter’s Warrant, $0.0001 par value per share	100,000	$5.10	$510,000	$60
Total			$10,710,100	$1,245	(5)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.
(2)	Estimated at $5.10 per share, the average of the high and low prices of the Registrant’s common stock as reported on the OTC Bulletin Board on January 15, 2015, solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.
(3)	We have agreed to issue a warrant to the underwriter to purchase common stock equal to 5% of the gross proceeds of the offering at an exercise price equal to 125% of the public offering price of the common stock.
(4)	No registration fee is required pursuant to Rule 457(g) of the Securities Act.
(5)	The registrant previously paid $581 in connection with the initial filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated January 20, 2015

GENERAL AGRICULTURE CORPORATION

MINIMUM OFFERING: 800,000 SHARES OF COMMON STOCK
MAXIMUM OFFERING: 2,000,000 SHARES OF COMMON STOCK

We are offering a minimum of 800,000 shares of common stock of General Agriculture Corporation (the “Company”) with a par value of $0.0001 per share and a maximum of 2,000,000 shares of common stock of the Company. The offering price per share is $    . Our common stock is traded on the Financial Industry Regulatory Authority’s (“FINRA”) OTC Bulletin Board (“OTCBB”) under the symbol “GELT” and is not currently listed or quoted for trading on any national securities exchange. We intend to apply to have our common stock listed on the NASDAQ Capital Market under the symbol “GELT.” The last reported sales price per share of our common stock as reported on the OTCBB on January 15, 2015 was $5.10.

Spartan Securities Group, Ltd. (the “Underwriter”) is required to use only its best efforts to sell the securities offered. Until the at least 800,000 shares of common stock are sold, all funds received in payment for securities sold in this offering will be required to be submitted by subscribers to a non-interest bearing escrow account, and will be held by the escrow agent for such account. If the Underwriter does not sell at least 800,000 shares of common stock by            , 2015, all funds will be returned within 3 business days to subscribers without interest or deduction. The Underwriter will receive compensation for sales of the securities offered hereby at a fixed commission rate of 8% of the gross proceeds of the offering, provided that the commission rate shall be reduced to 4% with respect to the greater of gross proceeds of shares sold to certain investors identified and agreed to by us and the Underwriter and 50% of the gross proceeds of the offering. Please see the “Plan of Distribution” section for more information.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. An investment in our common stock may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment. See “Risk Factors” beginning on page 7 to read about the risks you should consider before buying our common stock. An investment in our common stock is not suitable for all investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Total
	Per Share	Minimum Offering	Maximum Offering
Public Offering Price	$	$	$
Underwriting discounts and commissions(1)(2)	$	$	$
Proceeds to Us, Before Expenses	$	$	$

(1)	For the purpose of estimating the Underwriter’s discounts and commissions, we have assumed that the underwriter will receive its maximum commission on all sales made in the offering. See “Plan of Distribution” beginning on page 29 of this prospectus for more information on this offering and the underwriting arrangements.
(2)	We estimate the total expenses of this offering, excluding the Underwriter’s commissions, will be approximately $699,000.

Delivery of the common stock is expected to be made on or about           , 2015.

SPARTAN SECURITIES GROUP, LTD.

The date of this Prospectus is            , 2015

i

ABOUT THIS PROSPECTUS

You may rely only on the information contained in this Prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made in connection with this Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained by reference to this Prospectus is correct as of any time after its date.

Until 90 days from the distribution date, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

“RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States. The consolidated financial statements included in this Prospectus are presented in U.S. Dollars. Great China International’s functional currency is Hong Kong Dollar (“HKD”) and Nanchang Hanxin Agriculture Technology Co., Ltd, General Fruit and General Preservation’s functional currency is Renminbi. Transaction gains and losses may arise from exchange rate fluctuations. We make no representation that the RMB or U.S. Dollar amounts referred to in this prospectus could have been or could be converted into U.S. Dollars or RMB, as the case may be, at any particular rate or at all.

References in this Prospectus to the terms “we,” “us,” “our” or “the Company” or other similar terms mean General Agriculture Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus may constitute forward-looking statements within the meaning of applicable securities laws. All statements that are not historical facts are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of, and demand for, our products; future industry market conditions; future changes in our business plans and objectives, production capacity and operations; future production, operating and overhead costs; future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; productivity, business process, rationalization, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in “Risk Factors” beginning on page 7 and the following: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

PROSPECTUS SUMMARY

This summary highlights information contained in this Prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire Prospectus carefully, including the section entitled “Risk Factors” and the financial statements and other information included in this Prospectus.

Company Overview

We are one of the leading producers of “Gannan” navel oranges in China, with operations that include the planting, growing, harvesting, post-harvest processing and temperature controlled preservation and storage of our oranges. Through our vertically integrated model, we exercise strict and direct control over the quality of our oranges, which we believe gives us a distinct competitive advantage.

We operate through a flexible procurement model by entering into contractual agreements with local farmers for the planting and harvesting work in our orchards on one hand, while also relying on third party farmers and cooperatives that do not use our land by purchasing some of their production on the other hand. We believe that this model provides us a stable and safe source of supply. Once the navel oranges are harvested or purchased, we commercially process and preserve them according to the standards of organic navel oranges, store and subsequently sell them throughout many regions in the PRC.

Led by a management team with extensive experience in the industry, we have put in place several investment programs that have allowed us to achieve our current strong position in the domestic market, with our scale and scope evidenced by the following:

•	During fiscal year 2014, we sold over 25,141 metric tons of navel oranges, which generated sales revenue of $19.5 million and 57.9% net margin.
•	We established significant orchards with approximately 24,644 mu of land (4,059 acres, a “mu” is a Chinese acre equal to approximately 0.16 acres) in Ganzhou, Jiangxi Province, with the number of planted trees growing by over 69.5% from 536,586 orange trees at the end of fiscal year 2012 to 909,364 orange trees at the end of fiscal year 2014.
•	We constructed one of the largest navel orange temperature-controlled facilities in the country which is 19,176 square meters (approximately 4.74 acres) with a 7,000 metric ton storage capacity
•	Numerous honors and certifications awarded to our company and our “General Red” brand name for the quality of our oranges, including the “High Quality Navel Orange” awarded by China (Ganzhou) Navel Orange Festival committee, and “China Famous Fruit” awarded by China Fruit Distribution Association.

Our goal is to become the largest integrated grower, packager and distributor of navel oranges in China. We plan to pursue continued growth and margin expansion through a strategy focused on the increase of our orchard and navel orange trees.

Industry Overview

According to Beijing Huqing Zongheng Information and Statistics Center, China’s domestic navel orange annual production grew from 270,000 metric tons to 3,140,000 metric tons between 2000 and 2013, a compound annual growth rate of 21%. In addition, as China’s economic transformation continues, the navel orange domestic production is forecasted to grow at 15% annually over the next three years.

The China navel orange industry is fragmented, with the different players scattered across the value-chain, which can be divided into three categories: production, post-harvest processing and preservation.

Navel orange production requires stringent climate conditions; therefore, there are limited areas in the world where navel oranges can be produced. As a result, production is primarily concentrated in warmer climates, such as California, Spain, South Africa, Australia, and “Gannan — Southern Hunan — Northern Guangxi” in China. The Chinese government has identified the Gannan area as “the hometown of the navel orange in China”, and has been supportive of local producers. The Ministry of Agriculture named Gannan navel oranges as one of the nine competitive agricultural products in the country, and listed Gannan as one of the key developing areas.

As one of the leading enterprises in Gannan, we play a decisive role in the navel orange industry. Furthermore, even though “Gannan Navel Orange” is the common brand shared by all producers in Gannan area, we believe that our “General Red” brand stands out among all of the other Gannan brands because of the measures we take to ensure the highest quality standards and our consistent branding strategy.

In regards to the post-harvest processing and preservation of harvested fruits, we believe that the Chinese market also presents high-growth potential. Post-harvest processing includes selecting, grading, cleaning, pre-cooling, waxing and packaging. Proper processing can minimize post-harvest loss, maintain the high nutritional content and freshness, slow down the metabolic process of fruit in its natural state, enhance the appearance of the fruit and extend the life of the fruit. Currently, 10% of fresh fruits are processed in the post-harvesting period in China, lower than the average level of 35% worldwide. As for the storage and preservation technology, China also lags behind that of developed countries in the citrus exports sector due to grossly inadequate storage and preservation facilities.

Competition

Even though we are one of the largest integrated navel orange companies with both growing areas and post-harvest processing and preservation facilities in Gannan, the whole industry is still very fragmented and we believe the industry will consolidate and present good opportunities for growth through acquisitions. Our competitors are pure navel orange growers, pure post-harvest processors, or both. The largest competitor in navel orange growing is Jiangxi Wangpin Agricultural Science and Technology Development Co. Ltd. with approximately 5,600 mu (992 acres) of navel orange groves. The largest competitors in post-harvest processing and preservation are Anyuan Shengda Fruit Industrial Co. Ltd with approximately 20,000 metric tons of preservation capacity, and Xinfeng Yuhe Agricultural Development Co. Ltd. with approximately 30,000 metric tons of preservation capacity.

Competitive Strengths

Our current strong market position and potential future growth can be attributed to the following key factors and competitive strengths:

•	Our vertically integrated operations, which allow us to exercise a better control of the quality of our products and generate higher margins;
•	The strategic location of our planting areas, which affords us numerous advantages, including desirable climate conditions and soil for cultivating organic oranges, as well as proximity to China’s extensive transportation network;
•	Our product quality and brand name, for which we have received more than 20 honors related to our navel oranges and our preservation facility;
•	Our controlled atmosphere storage and preservation technology, which allows us to maintain a storage period of up to 6 – 8 months, improve orange appearance and color, and retain a fresh flavor, and which we believe enables us to sell navel oranges at a higher price during the off-season when other producers may not have sufficient supply; and
•	Our management and expert team, which has developed extensive expertise through formal education on farming techniques, in-house training and several years of experience in the navel orange industry.

Growth Strategy

As one of the leading vertically integrated producers of navel oranges in Gannan, we believe that we are in a unique position to take full advantage of the vast opportunities in our domestic market. We intend to leverage our current strengths and take full advantage of market opportunities in order to achieve continued growth and increased margin by:

•	Increasing the size of our navel orange orchards
•	Promoting our “General Red” brand, in order to further enhance brand recognition

Risk Factors

Our business is subject to a number of risks that you should understand before deciding to invest in our common stock, including the following:

(1)	The market in which we participate is intensely competitive, and we may not be able to compete successfully with our current or future competitors.
(2)	We rely on contracts with the PRC to use land. If the PRC revokes our land use rights, we would have no operational capabilities or ability to conduct our business.
(3)	We are subject to PRC laws and regulations. Changes in the laws, regulations or current policies of the PRC could negatively affect our ability to conduct our business or eliminate certain tax-related privileges that we enjoy.

These and other risks are discussed more fully in the section of this Prospectus titled “Risk Factors” beginning on page 7.

Corporate Information

The Company’s executive offices are located at Room 801, Plaza B, Yonghe Building, No. 28 AnDingMen East Street, Dongcheng District, Beijing, China 100007 and its telephone number is 86-10-6409-7316. The Company’s registered office is located at Business Filings Incorporated, 108 W. 13th Street, Wilmington, DE 19801 and its website is www.gelt-cn.com. Information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this Prospectus.

THE OFFERING

Common stock offered
Minimum: 800,000 shares of our common stock Maximum: 2,000,000 shares of our common stock (the “Offering”)
Price per share
$
Common stock outstanding before and after this Offering
15,918,940 shares of common stock were outstanding on January 16, 2015.
If the minimum 800,000 shares being registered are sold, 16,7918,940 shares of common stock will be outstanding.
If the maximum shares being registered for sale in the Offering are sold, 17,879,724 shares of our common stock will be outstanding after the Offering.
Use of proceeds
We intend to use the net proceeds from this Offering to lease land with already established and producing orange orchards and for working capital and general corporate purposes. See “Use of Proceeds.”
Risk factors
You should carefully read and consider the information set forth in “Risk Factors” beginning on page 7 of this Prospectus before investing in our common stock.
Underwriter
Spartan Securities Group, Ltd.
OTCBB trading symbol and Proposed NASDAQ trading symbol
Our common stock is currently listed on OTCBB under the symbol “GELT”. Additionally, We intend to apply to have our common stock listed on the NASDAQ Capital Market under the symbol “GELT.”

Unless otherwise indicated, the share information in this Prospectus is as of January 16, 2015 and reflects and assumes our 1 for 8 reverse stock split effected on July 12, 2013.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary data of consolidated statements of operations data for the years ended September 30, 2014 and 2013 has been derived from our audited consolidated financial statements for the years ended September 30, 2014 and 2013 appearing elsewhere in this Prospectus. You should read the following summary financial information in conjunction with the consolidated financial statement and related notes and the information under “Management’s Discussion and Analysis of Financial Consolidated and Results of Operations” included elsewhere in this Prospectus.

	For the Years Ended September 30,
	2014	2013
Sales	$19,451,820	$17,490,837
Cost of sales	8,195,629	7,565,946
Gross profit	11,256,191	9,924,891
Operating expenses
Selling expenses	151,142	886,595
General and administrative expenses	1,306,695	891,893
Total operating expenses	1,457,837	1,778,488
Income from operations	9,798,354	8,146,403
Other income (expenses):
Government subsidy	477,036	276,442
Interest income	12,613	10,414
Interest expense	(314,111)	(302,411)
Other income (expense), net	(76,377)	41,610
Total other income (expenses)	99,161	26,055
Income before provision for income taxes	9,897,515	8,172,458
Provision for income taxes	—	—
Net income	9,897,515	8,172,458
Other comprehensive income
Foreign currency translation adjustment	(153,500)	932,630
Total comprehensive income	$9,744,015	$9,105,088
Balance Sheet Data (at end of Period)

	September 30, 2014	September 30, 2013
Cash and Cash Equivalents	$3,352,045	$2,408,520
Total Current Assets	$14,278,225	$8,895,229
Total Assets	$51,785,169	$42,161,547
Total Current Liabilities	$6,394,058	$6,514,451
Total Stockholders’ Equity	$45,391,111	$35,647,096
Total Liabilities & Stockholders’ Equity	$51,785,169	$42,161,547

RISK FACTORS

The reader should carefully consider the risks described below together with all of the other information included in this Prospectus. Some of these risks relate principally to the Offering, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our securities specifically. The statements contained in this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition, or results of operations could be harmed. In that case, the trading price of our common stock, if and when a market for our common stock develops, could decline, and an investor in our securities may lose all or part of their investment.

Risks Related to Our Business

If our products are unable to compete effectively with current and future products targeting similar markets as our potential products, our commercial opportunities will be reduced or eliminated.

We have established orchards on approximately 24,644 mu of land (4,059 acres). We also established one of the largest temperature facilities in the PRC with a 7,000 metric ton storage capacity in which we preserve and package our navel oranges. During fiscal year 2014, we sold over 25,141 metric tons of navel oranges. Even though we are one of the largest integrated navel orange companies with both growing areas and post-harvest processing, our competitors are pure navel orange growers, pure post-harvest processors, or both. The largest competitor in navel orange growing is Jiangxi Wangpin Agricultural Science and Technology Development Co. Ltd. with approximately 5,600 mu (992 acres) of navel orange groves. The largest competitors in post-harvest processing and preservation are Anyuan Shengda Fruit Industrial Co. Ltd with approximately 20,000 metric tons of preservation capacity, and Xinfeng Yuhe Agricultural Development Co. Ltd. with approximately 30,000 metric tons of preservation capacity.

Our ability to provide products at a competitive price is critical to our continued operations. Some of our competitors have greater financial resources, more established market positions and better opportunities for contracts and have lower costs of capital, labor and material than us. If our competition is such that we cannot compete and generate a sufficient return on our investment and operations, we may be forced to curtail our operations, resulting in a loss to investors.

We have agreements with a limited number of farmers to grow and supply us with oranges. Any disruption in supply breach of our agreements or failure to deliver products could adversely impact our distribution capabilities or increase our costs, which could harm our reputation or materially and adversely affect our business, results of operations and financial condition.

We purchase certain of our products from farmers with whom we have seasonal contracts. The failure of our farmers to supply oranges that satisfy our quality, quantity and cost requirements, the decision by farmers not to re-enter into contracts with us or a breach of the contracts, could have an adverse effect on our ability to maintain our distribution network. If we fail to maintain our relationships with these farmers or fail to develop new relationships with other farmers, our business, results of operations and financial condition would be materially adversely impacted.

We derive all of our sales from the PRC.

All of our sales are generated from the PRC. Although we have explored the exportation of oranges outside of the PRC, at this time we anticipate that sales of our oranges in the PRC will continue to represent all of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer demand of our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

Weather and other environmental factors may affect our harvesting season, and a reduction in the quality or quantity of our orange supplies may have a detrimental effect on our revenues.

Our business may be adversely affected by weather and environmental factors beyond our control, such as adverse weather conditions during the growing season. We have no control over such forces of nature. A significant reduction in the quantity or quality of oranges harvested resulting from adverse weather conditions, disease to the crops or other factors could result in increased per unit processing costs and decreased production, with adverse financial consequences to us.

We may require additional capital to fund the expansion of our business, and our inability to obtain such capital could harm our business.

To support our expanding business, we must have sufficient capital to continue to make significant investments in our existing products and advertising. We cannot assure you that cash generated by our operations will be sufficient to allow us to fund such expansion. If cash flows from operations are not sufficient, we may need additional equity or debt financing to provide the funds required to expand our business. If such financing is not available on satisfactory terms or at all, we may be unable to expand our business or to develop new business at the rate desired and our operating results may suffer. Debt financing increases expenses, may contain covenants that restrict the operation of our business, and must be repaid regardless of operating results. Equity financing, or debt financing that is convertible into equity, could result in additional dilution to our existing stockholders.

Our inability to obtain adequate capital resources, whether in the form of equity or debt, to fund our business and growth strategies may require us to delay, scale back or eliminate some or all of our operations or the expansion of our business, which may have a material adverse effect on our business, operating results, financial condition or prospects.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

Although we have no present plans for any specific acquisitions, in the event that we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;
•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;
•	the difficulty of incorporating acquired rights or products into our existing business;
•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	the potential impairment of relationships with employees and distributors as a result of any integration of new management personnel;
•	the potential inability or failure to achieve additional sales and enhance our distributor base through cross-marketing of the products to new and existing distributors;
•	the effect of any government regulations which relate to the business acquired; and
•	potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Our growth could strain our personnel and infrastructure resources, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

Our success will depend in part upon management’s ability to manage growth. To do so, we must continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. The additional headcount and capital investments we are adding will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by offsetting expense reductions in the short term. If we fail to successfully manage our growth, we will be unable to execute our business plan.

Risks Related to Our Industry

Our financial and operating performance may be adversely affected by epidemics, adverse weather conditions, natural disasters and other catastrophes.

Orange tree disease, insect infestation, severe weather conditions, such as floods, droughts, windstorms and hurricanes, and other adverse environmental conditions and natural disasters, may adversely affect our supply of our product, reduce our sales volumes, increase our unit production costs or prevent or impair our ability to ship products as planned. Because a significant portion of our costs are fixed and contracted in advance of each operating year, volume declines due to production interruptions or other factors could result in increases in unit production costs, which could result in substantial losses and weaken our financial condition. Severe weather conditions may occur with higher frequency or may be less predictable in the future due to the effects of climate change. An occurrence of such an event might result in material disruptions to our operations, to the operations of our distributors or suppliers, resulting in a decline in the agriculture industry and our financial and operating performance. There can be no assurance that our facilities or products will not be affected by any such occurrence in the future, which occurrence may lead to adverse conditions to our operations and financial results. The centralization of our fruit trees in the Jiangxi Province exacerbates this concern.

For example, in early 2003, several economies in Asia, including China, were affected by the outbreak of severe acute respiratory syndrome, or SARS. During May and June of 2003, many businesses in the PRC were closed by the PRC government to prevent transmission of SARS. Our business could be materially and adversely affected by the effects of H1N1 flu (swine flu), avian flu, severe acute respiratory syndrome or other epidemics or outbreaks. In April 2009, an outbreak of H1N1 flu first occurred in Mexico and quickly spread to other countries, including the U.S. and China. In the last decade, China has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome. Any prolonged occurrence or recurrence of H1N1 flu (swine flu), avian flu, SARS or other adverse public health developments in the PRC may have a material adverse effect on our business and operations. These health epidemics could result in severe travel restrictions and closures that would restrict our ability to ship our products. Potential outbreaks could also lead to temporary closure of our manufacturing facilities, our suppliers’ facilities and/or our distributors’ facilities, leading to reduced production, delayed or cancelled orders, and decrease in demand for our products. Any future health epidemic or outbreaks that could disrupt our operations and/or restrict our shipping abilities may have a material adverse effect on our business and results of operations. Furthermore, the 2008 Sichuan earthquake also had a negative impact on many businesses in the region. Losses caused by epidemics, adverse weather conditions, natural disasters and other catastrophes, including SARS, avian flu, swine flu, earthquakes or typhoons, could adversely affect our financial and operating performance.

Concerns over food safety and public health may affect our operations by increasing our costs and negatively impacting demand for our products.

We could be adversely affected by diminishing confidence in the safety and quality of certain food products or ingredients, even if our practices and procedures are not implicated. As a result we may also elect or be required to incur additional costs aimed at increasing consumer confidence in the safety of our products. For example, a crisis in the PRC over melamine-contaminated milk in 2008 adversely impacted PRC food exports of milk and dairy products, with several countries banning the import of all PRC milk and milk products even though the contamination was localized to certain companies. Our success depends on our ability to maintain the quality of our products. Product quality issues, real or imagined, or allegations of product contamination, even if false or unfounded, could tarnish our image and may cause consumers to choose other products. However, most of our sales are generated from the PRC and not from exports. Although we have explored the exportation of oranges outside of the PRC, at this time we anticipate that sales of our oranges in the PRC will continue to represent a substantial proportion of our total sales in the near future.

Risks Related to Our Company

Adverse Chinese and international economic and market conditions may adversely affect our product sales and business.

Current U.S. and international economic and market conditions are uncertain. Our revenues and operating results may be affected by uncertain or changing economic and market conditions, including the challenges faced in the credit markets and financial services industry. If domestic and global economic and market conditions remain uncertain or persist or deteriorate further, we may experience material impacts on our business, financial condition and results of operations. Adverse economic conditions impacting our distributors, including, among others, increased taxation, higher unemployment, lower distributor confidence in the economy, higher distributor debt levels, lower availability of distributor credit, higher interest rates and hardships relating to declines in the stock markets, could cause purchases of oranges and orange products to decline, resulting in a decrease in purchase of our products, which could adversely affect our financial condition and results of operation. Adverse economic market conditions could also negatively impact our business by negatively affecting the parties with whom we do business, including among others, distributors and our suppliers.

We do not currently hedge our risk exposure to market fluctuations in the price and demand of oranges.

We sell our oranges at market prices. Our only product is oranges, and the market price of oranges directly affects the profitability of our operations. Additionally, demand for our products depends primarily on consumer-related factors such as demographics, local preferences and food consumption trends, macroeconomic factors such as the condition of the economy and the level of consumer confidence, as well as seasonal factors such as weather and festivities, and the market price of oranges. We do not currently hedge our risk exposure to market fluctuations in the price of our oranges. However, due to our superior preservation capabilities, we are able to extend our fruits’ life cycle to June of the year following harvesting, which enables us to sell navel oranges at a higher price during the off-season when other producers may not have sufficient supply. If the market price for oranges declines, our revenue will decrease and our failure or inability to follow or adapt to changes in market demand or market price in a timely manner, if at all, may have a material adverse effect on our results of operations and financial condition.

Our earnings and, therefore our profitability, may be affected by price volatility.

Our earnings may be affected by the price of our oranges. There are many factors influencing the price including expectations for inflation; global and regional demand and production; political and economic conditions; and production costs. These factors are beyond our control and are impossible for us to predict. As a result we are not able to predict with certainty what price we will receive for our products. Additionally, the growth cycle of such products in many instances dictates when such products must be marketed to achieve the maximum profitability. Excessive supplies tend to cause severe price competition and lower prices throughout the industry affected. Conversely, shortages may drive the prices higher. Shortages often result from adverse growing conditions which can reduce the availability of the agricultural products affected. Since multiple variables can affect supply and demand, we cannot accurately predict or control from year to year what prices, either favorable or unfavorable, it will receive from the market.

In addition, general public perceptions regarding the quality, safety or health risks associated with particular food products could reduce demand and prices for some of our products. To the extent that consumer preferences evolve away from products that we produce for health or other reasons, and we are unable to modify our products or to develop products that satisfy new consumer preferences, there will be a decreased demand for our products. Our preservation capabilities allow us to preserve our oranges for approximately six months which enables us to sell at a higher price during the off season when other producers may not have sufficient supply. However, even if market prices are unfavorable at the end of the life of our oranges, as extended by our preservation capabilities, our oranges must be brought to market promptly.

A decrease in the selling price received for our products due to the factors described above could have a material adverse effect on our business, results of operations and financial condition.

We are subject to the risk of product contamination and product liability claims which may cause us to incur litigation expenses and to devote significant management time to defending such claims and, if determined adversely to us, could require us to pay significant damage awards.

The sales of our products may involve the risk of injury to consumers. Such injuries may result from tampering by unauthorized personnel, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, or residues introduced during the growing, packing, storage, handling or transportation phases. While we are subject to governmental inspection and regulations and believe our facilities comply in all material respects with all applicable laws and regulations, including internal product safety policies, we cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential distributors and our brand image. We do not maintain product liability insurance.

Unlike the United States and many other countries, product liability claims and lawsuits in the PRC are rare. We cannot guaranty that product liability exposures and litigation will not become more commonplace in the PRC. In addition to the genetic traits and the quality of our products, the performance marketability of our oranges depends on climate, geographical areas, cultivation method, farmers’ degree of knowledge and other factors. At the same time, the viability of some farmland in the PRC has deteriorated due to toxic and hazardous materials from farmers’ overuse of herbicides. These factors are beyond our control and can result in sub-optimal production yields. However, farmers generally attribute sub-optimal production yields to poor seed quality. We may be required from time to time to recall products. Product recalls could adversely affect our profitability and our brand image.

While we have not experienced any credible product liability litigation to date, there is no guarantee that we will not experience such litigation in the future. In the event we do experience product liability claims or a product recall, our financial condition and business operations could be materially adversely affected.

One or more of our distributors could engage in activities that are harmful to our brand and to our business.

Our products are sold primarily through distributors, and those distributors are responsible for ensuring that our oranges are kept at the right temperature to be fresh and meet shelf life terms. If our products are sold under another brand, the purchasers will not be aware of our brand name, and we will be unable to cross-market other seed varieties or other products as effectively to these purchasers. Furthermore, if any of our distributors sell inferior products under our brand name or do not store our oranges at the right temperature, our brand and reputation could be harmed, which could make marketing of our branded seeds more difficult.

We may fail to maintain the permits we currently hold. This could subject us to fines and other penalties, which could materially adversely affect our results of operations.

We are required to hold numerous permits and licenses to conduct business in the PRC. The approvals, permits or licenses required by governmental agencies may change without substantial advance notice, and we could fail to obtain or maintain the approvals, permits or licenses required to expand our business. If we do not possess a permit or license required, we fail to obtain or to maintain such permits or licenses, or if renewals are granted with onerous conditions, we could be subject to fines and other penalties and be limited in the number or the quality of the products that we could offer. As a result, our business, results of operations and financial condition could be materially and adversely affected.

We may experience major accidents in the course of our operations, which may cause significant property damage and personal injury.

We may experience major accidents in the course of our operations, which may cause significant property damage and personal injuries. Significant industry-related accidents and natural disasters may cause interruptions to various parts of our operations, or could result in property or environmental damage, increase in operating expenses or loss of revenue. We do not currently maintain insurance policies to cover the occurrence of such accidents. Losses or payments incurred may have a material adverse effect on our operating performance because such losses are not insured.

Risks Related to Doing Business in the PRC

We are subject to risks relating to the nature of China’s agriculture and food industry.

The agricultural and food industry in the PRC has issues that the agricultural industry does not have within the United States. In the PRC, insurance coverage is a relatively new concept compared to that of the United States and for certain aspects of a business operation, insurance coverage is restricted or expensive. Workers compensation for employees in the PRC may be unavailable or, if available, insufficient to adequately cover such employees. The environmental laws and regulations in the PRC set various standards regulating certain aspects of health and environmental quality, including, in some cases, the obligation to rehabilitate current and former facilities and locations where operations are or were conducted. Violation of those standards could result in a temporary or permanent restriction by the PRC of our operations. We cannot assure you that we will be able to adequately address any of these or other limitations.

If the PRC government were to change its presently favorable policy toward the agriculture industry, we would no longer enjoy our present tax-related privileges, which would materially and adversely impact our sales performance, margins, and net profit and our costs structure.

As producers active in the agriculture industry, our subsidiaries are presently exempt from income tax and enjoy various incentive grants and subsidies given by the PRC government. If the PRC government were to change its presently favorable policy toward the agriculture industry, we would no longer enjoy our present tax-related privileges, which would materially and adversely impact our sales performance, margins, and net profit and our costs structure. We have experienced, and may continue to experience, quick changes of policies by the PRC government. If we do not effectively and efficiently manage and respond to such changes of policy changes, we could suffer adversely from the consequences of any such policy changes.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert PRC Renminbi, or RMB, into foreign currencies and, if the RMB were to decline in value, reduce our revenue in U.S. Dollar terms.

The exchange rate of the RMB is currently managed by the PRC government. On July 21, 2005, the People’s Bank of China, or the People’s Bank, with the authorization of the State Council of the PRC, announced that the RMB exchange rate would no longer be pegged to the U.S. Dollar and would float based on market supply and demand with reference to a basket of currencies. According to public reports, the governor of the People’s Bank has stated that the basket is composed mainly of the U.S. Dollar, the European Union Euro, the Japanese Yen and the South Korean Won. Also considered, but playing smaller roles, are the currencies of Singapore, the United Kingdom, Malaysia, Russia, Australia, Canada and Thailand. The weight of each currency within the basket has not been announced.

The initial adjustment of the RMB exchange rate was an approximate 2% revaluation from an exchange rate of 8.28 RMB per U.S. Dollar to 8.11 RMB per U.S. Dollar. Since July 2005, the People’s Bank has made several changes to the regulation of the exchange rate of the RMB. The People’s Bank announced that the daily trading price of the U.S. Dollar against the RMB in the inter-bank foreign exchange market would be allowed to float within a band of 2% around the central parity. In May 2007, the People’s Bank announced that the daily trading price of the U.S. Dollar against the RMB would be allowed to float within a band of 0.5% around the central parity. In June 2010, the People’s Bank announced its intention to allow the RMB to move more freely against the basket of currencies which would increase the possibility of sharp fluctuations in the value of the RMB and the unpredictability associated with the RMB exchange rate. Despite this change in its exchange rate regime, the PRC government continues to manage the valuation of the RMB. The People’s Bank has announced two changes to the exchange rate regime: once in April 2012 when the band was extended to 1% around the central parity and again in March 2014 when the band was extended to 2% around the central parity.

The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. Dollar and the RMB. Appreciation or depreciation in the value of the RMB relative to the U.S. Dollar would affect our financial results reported in U.S. Dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. Dollars, as well as earnings from, and the value of, any U.S. Dollar-denominated investments we make in the future.

The income statements of our operations are translated into U.S. Dollars at the average exchange rates in each applicable period. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. Dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. Dollars will lead to a translation gain or loss, which is recorded as a component of other comprehensive income.

Very limited hedging transactions are available in the PRC to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

The PRC economic cycle may negatively impact our operating results.

We believe that the rapid growth of the PRC economy before 2008 generally led to higher levels of inflation. We believe that the PRC economy has more recently experienced a decrease in its growth rate. We believe that a number of factors have contributed to this deceleration, including appreciation of the RMB, which has adversely affected China’s exports. In addition, we believe the deceleration has been exacerbated by the recent global crisis in the financial services and credit markets, which has resulted in significant volatility and dislocation in the global capital markets. It is uncertain how long the global crisis in the financial services and credit markets will continue and the significance of the adverse impact it may have on the global economy in general or the PRC economy in particular. Slowing economic growth in the PRC could result in weakening growth and demand for our products which could reduce our revenues and income. In the event of a recovery in the PRC, renewed high growth levels may again lead to inflation. The government’s attempts to control inflation may adversely affect the business climate and growth of private enterprise. In addition, our profitability may be adversely affected if prices for our products rise at a rate that is insufficient to compensate for the rise in inflation.

Under the PRC Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China, and such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. In 2009, the State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprise on the Basis of De Facto Management Bodies, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, on July 27, 2011, the SAT issued the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, to provide more guidance on the implementation of SAT Circular 82; the bulletin became effective on September 1, 2011. SAT Bulletin 45 clarified certain issues in the areas of resident status determination, post-determination administration and competent tax authorities’ procedures.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered as a PRC tax resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) more than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. SAT Bulletin 45 specifies that when provided with a copy of Chinese tax resident determination certificate from a resident Chinese controlled offshore incorporated enterprise, the payer should not withhold 10% income tax when paying the Chinese-sourced dividends, interest, royalties, etc. to the Chinese controlled offshore incorporated enterprise.

Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

If the PRC tax authorities determine that we or any of our non-PRC subsidiaries is a PRC resident enterprise for PRC enterprise income tax purposes, then we or any such non-PRC subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations.

If the PRC tax authorities determine that our company is a PRC resident enterprise for PRC enterprise income tax purposes, gains realized on the sale or other disposition of shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. Any such tax may reduce the returns on your investment in the shares.

Uncertainties with respect to the PRC legal system could adversely affect us and we may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

Since 1979, we believe PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in the PRC. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, sometimes we may not be aware of our violation of these policies and rules until sometime after violation.

The PRC government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the PRC legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of the PRC, which could reduce the demand for our products and materially and adversely affect our competitive position.

Our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in the PRC. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the amount of government involvement;
•	the level of development;
•	the growth rate;
•	the control of foreign exchange; and
•	the allocation of resources.

While the PRC economy has grown significantly in the past 20 years, we believe the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. We believe some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in the PRC is still owned by the PRC government. The PRC government also exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Contract drafting, interpretation and enforcement in the PRC involve significant uncertainty.

We have entered into numerous contracts governed by PRC law, many of which are material to our business. As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and to not be as comprehensive in defining contracting parties’ rights and obligations. As a result, contracts in the PRC are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in the PRC is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail.

The application of PRC regulations relating to the overseas listing of PRC domestic companies is uncertain, and we may be subject to penalties for failing to request approval of the PRC authorities prior to listing our shares in the U.S.

On August 8, 2006, six PRC government agencies, namely, the Ministry of Commerce (“MOFCOM”), the State Administration for Industry and Commerce (“SAIC”), the China Securities Regulatory Commission (“CSRC”), the State Administration of Foreign Exchange (“SAFE”), the State-Owned Assets Supervision and Administration Commission (“SASAC”), and the State Administration for Taxation (“SAT”), jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rules “), which became effective on September 8, 2006. The New M&A Rules purport, among other things, to require offshore “special purpose vehicles” that are (1) formed for the purpose of overseas listing of the equity interests of PRC companies via acquisition and (2) are controlled directly or indirectly by PRC companies and/or PRC individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, pursuant to the New M&A Rules and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges (the “Related Clarifications”), including a list of application materials regarding the listing on overseas stock exchanges by special purpose vehicles. We were and are not required to obtain the approval of CSRC under the New M&A Rules in connection with this transaction because we were and are not considered a special purpose vehicle formed or controlled by PRC companies or PRC individuals.

However, there are substantial uncertainties regarding the interpretation, application and enforcement of these rules, and CSRC has yet to promulgate any written provisions or formally to declare or state whether the overseas listing of a PRC-related company structured similar to ours is subject to the approval of CSRC. Any violation of these rules could result in fines and other penalties on our operations in the PRC, restrictions or limitations on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect to our business, operations and financial conditions.

The New M&A Rules also established additional procedures and requirements that are expected to make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise that owns well-known trademarks or China’s traditional brands. We may grow our business in part by acquiring other businesses. Complying with the requirements of the New M&A Rules in completing this type of transaction could be time-consuming, and any required approval processes, including CSRC approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

On February 15, 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or the Stock Option Rules, which replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas Publicly-Listed Companies issued by SAFE on March 28, 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. We and our PRC employees who have been granted stock options will be subject to these regulations upon the completion of this Offering. Failure of our PRC stock option holders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to us, or otherwise materially adversely affect our business.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiary’s ability to increase their registered capital or distribute profits to us or otherwise expose us to liability and penalties under PRC law.

The SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiary may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiary. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. However, we cannot compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiary, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this Offering to make loans to our PRC subsidiaries or to make additional capital contributions to our PRC subsidiaries, which may materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in the PRC through our PRC subsidiaries. We may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries.

Any loans by us to our PRC subsidiaries, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our wholly owned PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly owned PRC subsidiaries by means of capital contributions, these capital contributions must be approved by the Ministry of Commerce or its local counterpart.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from the foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from the foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of SAFE Circular 142 could result in severe monetary or other penalties. SAFE further promulgated the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses, or Circular 45, on November 9, 2011, which expressly prohibits foreign-invested enterprises from using registered capital settled in RMB converted from foreign currencies to grant loans through entrustment arrangements with a bank, repay inter-company loans or repay bank loans that have been transferred to a third party. Circular 142 and Circular 45 may significantly limit our ability to transfer the net proceeds from this offering to our PRC subsidiary and to convert such proceeds into RMB, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 142, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received from this Offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Capital outflow policies in the PRC may hamper our ability to remit income to the United States.

The PRC has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital and as a result we may not be able to remit income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to the U.S. or to our shareholders.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Government policies are subject to rapid change and the government of the PRC may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of the PRC will not significantly alter its policies from time to time without notice in a manner which reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in the PRC remains government-owned. For instance, all lands are state or rural collective economic organizations owned and leased to business entities or individuals through governmental grants of the land use rights. The grant process is typically based on government policies at the time of the grant, which could be lengthy and complex. This process may adversely affect our business. The government of the PRC also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise as a result of changing governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in the PRC, could have a material adverse effect on our business, results of operations and financial condition.

If our land use rights are revoked, we would have no operational capabilities or ability to conduct our business.

Under PRC law, land is owned by state or rural collective economic organizations. The state issues tenants the rights to use property. We have paid a land grant fee for land use rights indicated in Land Use Right Certificate (Xingguoyong 2005 No. 2B2905-051) and have been granted land use rights on such land. We also have land operating rights in orchards allocated by the local government. The local governmental authorities may provide allocated land use rights to us for free use or at a discounted levy rate given our contribution to the development of the local economy. However, pursuant to the Catalogue on Allocated Land issued by the Ministry of Land Resources of the PRC (the “Catalogue”), the land use rights for allocated land may only be granted to those specific projects which are in compliance with the Catalogue, subject to the approval of the competent governmental authorities. We, as a privately owned agricultural producer, may not be qualified to be granted such land use rights for allocated land according to the Catalogue. Consequently, our use of such land may be subject to challenge in the future, and the legal consequences could include the confiscation of such land by the governmental authorities or a demand that we pay a market price for purchasing the land use rights for such land and converting the allocated land use right to a granted land use right. If we hold allocated land use rights, rather than granted land use right, we may need additional governmental approval for disposal of such land use right.

Rights to use land can be revoked and tenants can be forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted broadly and the process of land appropriation may be less than transparent.

Because production of oranges is dependent on having land to grow oranges on, we rely on these land use rights as the cornerstone of our operations, and the loss of such rights by us or the farmers from whom we purchase oranges would have a detrimental effect on our business.

Because PRC law governs almost all of our material agreements, we may not be able to enforce our legal rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

PRC law governs almost all of our material agreements. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of the PRC. The system of laws and the enforcement of existing laws in the PRC may not be as certain in implementation and interpretation as in the United States. Our inability to enforce or obtain a remedy under any of our current or future agreements could result in a significant loss of business, business opportunities or capital. It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the PRC.

All of our assets are located in the PRC and all of our directors and officers other than our chief financial officer reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Moreover, we have been advised that the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the federal securities laws.

Because our cash and cash equivalents are held in banks which do not provide capital guarantee insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of bank failure, we may not have access to, or may lose entirely, our funds on deposit. Depending upon the amount of cash we maintain in a bank that fails, our inability to have access to such cash deposits could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated a new labor law, namely, the Labor Contract Law of the PRC, or the New Labor Contract Law, which became effective on January 1, 2008 and amended in December 2012. The New Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires that certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to effect such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

Dividends we receive from General Preservation, General Fruit and/or Hanxin Agriculture may be subject to PRC withholding tax.

The New EIT Law provides that an income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises” and that do not have an establishment or place of business in the PRC, or which have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payer acting as the obligatory withholder under the New EIT Law, and therefore such income taxes are generally called withholding tax in practice. The State Council of the PRC has reduced the withholding tax rate from 20% to 10% through the Implementation Rules of the New EIT Law. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are an offshore holding company. Thus, if we are considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in our combined company’s tax rate in the future could have a material adverse effect on our financial conditions and results of operations.

Under PRC laws, General Preservation and General Fruit are obligated to withhold and pay individual income tax on behalf of our employees who are subject to PRC individual income tax. If the PRC Subsidiary fails to withhold and/or pay such individual income tax in accordance with PRC laws, it may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

In addition, the State Administration of Taxation has issued several circulars concerning employee stock options. Under these circulars, our employees working in the PRC (which could include both PRC employees and expatriate employees subject to PRC individual income tax) who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. While tax authorities may advise us that our policy is compliant, they may change their policy, and we could be subject to sanctions.

Your ability to bring an action against us or against our directors and officer, or to enforce a judgment against us or them, will be limited because we conduct all of our operations in the PRC and because all of our directors and the majority of our officers reside outside of the United States.

We are a Delaware holding company and all of our assets are located outside of the United States. All of our current operations are conducted in the PRC. In addition, all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts’ judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, none of whom are residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in the PRC may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

Risks Related to Ownership of Our Common Stock

You may find it difficult to sell our shares because there is no significant public market for our common stock and there is no assurance a public market will develop.

Although before this Offering, there has been a limited public market for our common stock on the OTCBB and we intend to apply to have our common stock listed on the NASDAQ Capital Market, an active, liquid trading market for our common stock may not develop or be sustained following the Offering. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace and independent decisions of willing buyers and sellers of our common stock, over which we have no control. Without an active, liquid trading market for our common stock, shareholders may not be able to sell their shares at the volume, prices and times desired. Moreover, the lack of an established market could materially and adversely affect the value of our common stock. The offering price of our common stock will be determined by the negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this Offering. Consequently, you may not be able to sell your common stock at or above the initial offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock.

In addition, if we fail to meet the criteria set forth in the SEC regulations, by law, various requirements would be imposed on broker-dealers who sell our securities to persons other than established distributors and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock.

Our directors and officers control a majority of our common stock and their interests may not align with the interests of our other shareholders.

Our executive officers and directors control our company and will both before and after this Offering beneficially own a majority of our issued and outstanding common stock. This significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive a disadvantage in owning shares in a company with one or several controlling shareholders. Furthermore, our directors and officers, as a group, have the ability to significantly influence or control the outcome of all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. This concentration of ownership may have the effect of delaying or preventing a change in control of our company which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common stock. In addition, without the consent of our directors and officers, we could be prevented from entering into transactions that could be beneficial to us and they may cause us to take actions that are opposed by other shareholders as their interests may differ from those of other shareholders.

We will be a “controlled company” within the meaning of the NASDAQ Marketplace rules and, as a result, will qualify for and may rely on certain exemptions from certain corporate governance requirements.

After the closing of this Offering, Hua Mei Investments Limited will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” pursuant to Rule 5615(c) of the corporate governance requirements of the NASDAQ Marketplace rules. Under such rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of the NASDAQ Marketplace rules, including the requirements that:

•	a majority of our Board of Directors consist of independent directors;
•	the nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

This controlled company exemption does not extend to the audit committee requirements under Rule 5605(c) or the requirement for executive sessions of Independent Directors under Rule 5605(b)(2).

We do not intend at this time to elect to be treated as a “controlled company” in the event that we list our shares on the NASDAQ Capital Market. However, we may change such election in the future. If we do elect to be treated as a controlled company in the future, you may not have the same protections afforded to shareholders of companies that are mandatorily subject to all of the corporate governance requirements of the NASDAQ Capital Market.

We are an emerging growth company and cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, our stock price may be lower than it otherwise would be, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (ii) the last day of our fiscal year ending after the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

The Company may issue additional common stock or other equity securities in the future that could dilute the ownership interest of existing shareholders.

The Company is currently authorized to issue up to 200,000,000 shares of common stock of one class, of which 15,918,940 shares were issued and outstanding as of January 16, 2015. The Company’s board of directors may decide from time to time to issue additional shares, or securities convertible into, exchangeable for or representing rights to acquire our common stock. The sale of these securities may significantly dilute our shareholders’ ownership interest as a shareholder and the market price of our common stock. New investors in other equity securities issued by the Company in the future may also have rights, preferences and privileges senior to our current shareholders that may adversely impact its current shareholders.

The price of the Company’s common stock may fluctuate significantly, which could negatively affect the Company and holders of its common stock.

The market price of the Company’s common stock may fluctuate significantly from time to time as a result of many factors, including:

•	investors’ perceptions of the Company’s and its prospects;
•	investors’ perceptions of the Company’s and/or the industry’s risk and return characteristics relative to other investment alternatives;
•	investors’ perceptions of the prospects of the commodities markets;
•	differences between actual financial and operating results and those expected by investors and analysts;
•	our inability to commence production, obtain permits or otherwise fail to reach Company objectives;

•	actual or anticipated fluctuations in quarterly financial and operating results;
•	volatility in the equity securities market; and
•	sales, or anticipated sales, of large blocks of the Company’s common stock.

We do not expect to pay any cash dividends for the foreseeable future.

We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to compliance with applicable law, our organizational documents and any contractual provisions, including under agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board of Directors deems relevant. Accordingly, if you purchase shares in this Offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

If following the closing of the Offering, common stock remains subject to the U.S. “Penny Stock” Rules, investors who purchase our common stock in the Offering may have difficulty re-selling their common stock as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

Although we anticipate that at some point following this Offering, our common stock will trade on the NASDAQ Capital Market, in the event that our common stock does not become listed on the NASDAQ Capital Market or if our shares are in the future delisted from the NASDAQ Capital Market, it may be more difficult for investors in the Offering to sell our common stock. A “penny stock” is generally defined by regulations of the SEC as an equity security with a market price of less than $5.00 per share. However, an equity security with a market price under $5.00 will not be considered a penny stock if it fits within any of the following exceptions:

i.	the equity security is listed on a national securities exchange;
ii.	the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least $5,000,000, or (b) average annual revenue of at least $6,000,000; or
iii.	the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least $2,000,000.

Although we believe our common stock is not a penny stock based upon the exception (ii) above, we cannot provide any assurance that in the future our common stock will not be classified as penny stock.

If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock is currently subject to Rule 15g-9 of the Exchange Act, which relates to non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established distributors and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale.

The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders may pay transaction costs that are a higher percentage of their total share value than they would if our share price were substantially higher.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to a forward-looking statement does not apply to us and as a result we could be subject to legal action.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

The issuance of any of our equity securities pursuant any equity compensation plan we may adopt may dilute the value of existing shareholders and may affect the market price of our stock.

In the future, we may issue to our officers, directors, employees and/or other persons equity based compensation under any equity compensation plan we may adopt to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives could result in an immediate and potentially substantial dilution to our existing shareholders and could result in a decline in the value of our stock price. The exercise of these options and the sale of the underlying common stock and the sale of shares issued pursuant to grants may have an adverse effect upon the price of our common stock.

Our common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Our common stock is currently traded on the OTCBB where the shares have historically been thinly traded, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent.

This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we have become more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Despite our application to list our common stock on Nasdaq, we cannot assure you that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained or not diminish.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The capital markets in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. The management has limited experience as a management team in a public company and as a result projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, shareholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our common stock, and securities analysts may not elect not to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our common stock.

If we become directly subject to the recent scrutiny involving PRC companies, we may have to expend significant resources to investigate and defend the matter, which could harm our business operations, stock price and reputation.

Recently, many U.S. public companies that have substantially all of their operations in the PRC have been the subject of intense scrutiny by investors, financial commentators and regulatory agencies. Much of the scrutiny has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial reporting and, in many cases, allegations of fraud. As a result of the scrutiny, the publicly traded stock of many U.S. listed China-based companies that have been the subject of such scrutiny has sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and/or Securities and Exchange Commission (the “SEC”) enforcement actions and are conducting internal and/or external investigations into the allegations. If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and/or defend our company. Such investigations or allegations will be costly and time-consuming and distract our management from our business plan and could result in our reputation being harmed and our stock price could decline as a result of such allegations, regardless of the truthfulness of the allegations.

Risks Relating to U.S. Taxes

We might incur income tax liabilities even if we receive no distributions.

We are a holding company that holds, directly or indirectly, 100% of the stock of non-U.S. corporations. Such non-U.S. corporations will be considered to be controlled foreign corporations (“CFCs”). A portion of the CFCs’ income, whether or not distributed, could be treated as imputed income to us. Because we do not anticipate receiving distributions from the CFCs, we will have to rely on other sources of cash to satisfy potential income tax liabilities that could arise from any imputed income.

Risks Relating to the Offering

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this Offering. Based on an estimated offering price of $5.10 per share, if you purchase common stock in this Offering, and we sell the minimum offering amount, you will suffer immediate and substantial dilution of approximately $2.19 per share in the net tangible book value of the common stock and if we raise the maximum offering amount you will suffer immediate and substantial dilution of approximately $2.06 per share in the net tangible book value of the common stock. To the extent we raise additional capital by issuing equity securities, our shareholders will experience substantial additional dilution. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this Offering.

USE OF PROCEEDS

Based on an estimated offering price of $5.10 per share, if we raise the maximum offering amount of $10,200,000, then the net proceeds from this Offering, after payment of discounts and commission to the Underwriter in the amount of $612,000, will be $9,588,000. If we raise the minimum offering amount of $4,080,000, then the net proceeds from this Offering, after payment of discounts and commissions to the Underwriter in the amount of $244,800, will be $3,835,200.

The principal purpose of this Offering is to expand our business. We intend to use all of the net proceeds we receive from this Offering to lease additional land with already established and producing navel orange orchards. If any proceeds remain after leasing such orchards, we will use such proceeds for working capital and for general corporate purposes. Pending our use of the net proceeds from this Offering, we also intend to invest the net proceeds in short-term, investment-grade, interest bearing instruments.

We must sell the minimum number of securities offered (800,000 common shares) if any are sold. The Underwriter is required to use only its best efforts to sell the securities offered. Until the at least 800,000 shares of common stock are sold, all funds received in payment for securities sold in this Offering will be required to be submitted by subscribers to a non-interest bearing escrow account, and will be held by the escrow agent for such account. If the Underwriter does not sell at least 800,000 shares of common stock by            , 2015, all funds will be returned within 3 business days to subscribers without interest or deduction. There is no assurance that we will raise the minimum offering amount in which case we will not sell any shares and will raise no money.

	Minimum Offering	Maximum Offering
Gross proceeds	$4,080,000	$10,200,000
Offering expenses	$244,800	$612,000
Net proceeds	$3,835,200	$9,588,000
Our intended use of net proceeds is as follows:
Lease of orange orchards	$3,835,200	$9,588,000

The above figures represent only estimated costs. The information discussed above is illustrative only and will change based on the actual offering price and other terms of this Offering determined at pricing.

We believe our income from operations is sufficient to fund our current operations for the next 12 months.

Our management will retain broad discretion in the allocation and use of our net proceeds from this Offering. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business.

DIVIDEND POLICY

Since its incorporation, the Company has not declared any dividend on its common stock. The Company does not anticipate declaring or paying a dividend on its common stock for the foreseeable future. We plan to retain any future earnings for use in our business activities.

CAPITALIZATION

The following tables shows our cash and cash equivalents, available-for-sale securities and capitalization as of September 30, 2014 on an actual basis and on an as adjusted basis to reflect the sale of (1) the minimum 800,000 shares of common stock offered and (2) the maximum 2,000,000 shares of our common stock offered, in each case at an estimated per share price of $5.10, after deducting the maximum commissions and discounts to the Underwriter and estimated offering expenses of approximately $699,000. The as adjusted information discussed below is illustrative only and will change based on the actual offering price and other terms of this Offering determined at pricing.

The tables should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this Prospectus.

Minimum Offering

	September 30, 2014
	Actual	As adjusted
Stockholders’ equity
Common stock
$0.0001 par value, 200,000,000 shares authorized 15,918,940 and 16,718,940 shares issued and outstanding at September 30, 2014 actual and as adjusted, respectively	$1,592	$1,672
Additional paid-in capital	4,909,572	8,045,692
Statutory reserves	2,539,170	2,539,170
Retained earnings	35,545,085	35,545,085
Accumulated other comprehensive income	2,395,692	2,395,692
Total stockholders’ equity	45,391,111	$48,527,311
Total capitalization	$51,785,169	$54,921,369

Maximum Offering

	September 30, 2014
	Actual	As adjusted
Stockholders’ equity
Common stock
$0.0001 par value, 200,000,000 shares authorized 15,918,940 and 17,918,940 shares issued and outstanding at September 30, 2014 actual and as adjusted, respectively	$1,592	$1,792
Additional paid-in capital	4,909,572	13,798,372
Statutory reserves	2,539,170	2,539,170
Retained earnings	35,545,085	35,545,085
Accumulated other comprehensive income	2,395,692	2,395,692
Total stockholders’ equity	$45,391,111	$54,280,111
Total capitalization	$51,785,169	$60,674,169

DILUTION

Investors in the common stock offered in this Offering will experience an immediate dilution in the net tangible book value of their common stock from the public offering price of the common stock. The net tangible book value of our common stock as of September 30, 2014 was approximately $45,544,823, or approximately $2.86 per share of common stock. Net tangible book value per share of our common stock is calculated by subtracting our total liabilities from our total tangible assets, which is equal to total assets less intangible assets, and dividing this amount by the number of common stock outstanding.

Dilution per share represents the difference between the public offering price per share of common stock and the adjusted net tangible book value per share of our common stock included in this Offering after giving effect to this Offering.

After giving effect to the sale of the maximum number of securities offered in this Offering at an estimated offering price of $5.10 per share, and after deducting the $612,000 maximum discounts and commissions to the Underwriter and estimated $699,000 of offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2014 would have been approximately $54,433,823, or approximately $3.04 per share of common stock. This change represents an immediate increase in the net tangible book value of $0.18 per share of common stock to our existing shareholders and an immediate and substantial dilution in net tangible book value of $2.06 per share of common stock to new investors. The following table illustrates this per share dilution:

After giving effect to the sale of the minimum number of securities offered in this Offering at an estimated offering price of $5.10 per share, and after deducting the maximum $244,800 discounts and commissions to the Underwriter and the estimated $699,000 of offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2014 would have been approximately $48,681,023, or approximately $2.91 per share of common stock. This change represents an immediate increase in the net tangible book value of $0.05 per share of common stock to our existing shareholders and an immediate and substantial dilution in net tangible book value of $2.19 per share of common stock to new investors.

The following table illustrates this per share dilution:

	Maximum Offering	Minimum Offering
Offering price per share, estimated	$5.10	$5.10
Net tangible book value per share as of September 30, 2014	$2.86	$2.86
Increase in net tangible book value per share attributable to new investors	$0.18	$0.05
As adjusted net tangible book value per share as of September 30, 2014, after this Offering	$3.04	$2.91
Dilution per share to new investors	$2.06	$2.19

The dilution information discussed above is illustrative only and will change based on the actual offering price and other terms of this Offering determined at pricing.

The number of shares of common stock to be outstanding after the Offering is based on 15,918,940 shares of common stock outstanding as of January 16, 2015. If the minimum 800,000 shares being registered are sold, 16,718,940 shares of our common stock will be outstanding after the Offering. If the maximum 2,000,000 shares being registered for sale in the Offering are sold, 17,918,940 shares of our common stock will be outstanding after the Offering.

PLAN OF DISTRIBUTION

Spartan Securities Group, Ltd. (the “Underwriter”) is the underwriter of the Offering. We have entered into an underwriting agreement dated             , 2015 with the Underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell and the Underwriter has agreed to sell on our behalf, at the public offering price less the underwriting discounts and commissions set forth below a minimum of 800,000 shares of common stock and a maximum of 2,000,000 shares of common stock.

The Underwriter must sell the minimum number of securities offered (800,000 common shares) if any shares are sold. The Underwriter is required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and the Underwriter after which the minimum offering is sold or (ii)           , 2015. Until the at least 800,000 shares of common stock are sold, all funds received in payment for securities sold in this offering will be required to be submitted by subscribers to a non-interest bearing escrow account, and will be held by the escrow agent for such account. If the Underwriter does not sell at least 800,000 shares of common stock by            , 2015, all funds will be returned within 3 business days to subscribers without interest or deduction. If this offering completes, then on the closing date, net proceeds will be delivered to us on the and we will issue the shares of common stock to purchasers. The closing will occur, as to all subscriptions duly received and accepted by us, in one closing, and we do not intend to hold multiple closings in the offering.

The Offering will be made on a best-efforts basis such that the Underwriter is required, subject to certain conditions, to take and pay for only such shares as it may sell to the public. The obligations of the Underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the Underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the Underwriter of officers’ certificates and legal opinions.

Shares issued in this offering will be delivered electronically to the accounts of those purchasers who hold accounts at Spartan Securities Group, Ltd. as soon as practical upon the closing of the offering. Alternately, subscribers who do not carry an account at Spartan may request that the shares be held in book-entry at the Company’s transfer agent, be delivered in certificated form to the subscriber, or may be issued in book-entry at the Company’s transfer agent and subsequently delivered electronically to the subscribers non-Spartan brokerage account upon request of the subscriber.

The Underwriter proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, at that price less a concession not in excess of $      per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $      per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the Underwriter.

Discounts, Commissions and Expense Reimbursement.  The Underwriter will receive compensation for sales of the securities offered hereby at a fixed commission rate of 8% of the gross proceeds of the offering, provided that the commission rate shall be reduced to 4% with respect to the greater of gross proceeds of shares sold to certain investors identified and agreed to by us and the Underwriter and 50% of the gross proceeds of the offering.

The following table shows, for each of the minimum and maximum offering amounts, the per share and maximum total public offering price, underwriting discounts and commissions to be paid to the Underwriters by us, and proceeds to us, before expenses.

Total
	Per Share	Minimum Offering	Maximum Offering
Public Offering Price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to Us, Before Expenses	$	$	$

(1)	For the purpose of estimating the Underwriter’s discounts and commissions, we have assumed that the Underwriter will receive its maximum commission on all sales made in the offering.

We have agreed to reimburse the Underwriter for all reasonable fees and expenses of the Underwriter’s US Counsel, PRC legal counsel and accounting due diligence advisor (not to exceed $167,500 in the aggregate) and for all reasonable travel and out-of-pocket expenses actually incurred by the Underwriter in connection with the Offering. We paid the Underwriter $50,000, and have agreed to pay the Underwriter an additional $50,000, as payment for consulting services provided by the Underwriter. The Underwriter shall otherwise pay their own legal and marketing expenses connected with the offering. We estimate that the total expenses of this Offering, excluding the underwriting discount, will be approximately $699,000.

Discretionary Accounts.  The Underwriter has informed us that it does not intend to make sales to any accounts over which it has discretionary authority.

Warrants.  We have agreed to issue to the Underwriter and to register herein warrants to purchase up to a total of up to 98,040 shares of common stock (equal to 5% of the gross proceeds of this Offering) and to also register herein such underlying shares. The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing six months from the effective date of the Offering and expiring three years from the effective date of the Offering. The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the Offering. The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Underwriter (or permitted assignees under FINRA Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the Offering. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Indemnification and Other Matters.  We have agreed to indemnify the Underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriter may be required to make in respect thereof. The Underwriter and its affiliates may also provide from time to time in the future certain financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. From time to time, the Underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Stabilization.  In connection with the Offering, the Underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriter of a greater number of shares than it is required to purchase in the Offering. Short sales may be “covered” shorts or may be “naked” shorts. The Underwriter may close out any covered short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this Offering. To the extent that the Underwriter creates a naked short position, it will purchase shares in the open market to cover the position. Stabilizing transactions consist of various bids for or purchases of common stock made by the Underwriter in the open market prior to the consummation of the Offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the Underwriter for its own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise.

Our common stock has been quoted on the OTCBB under the symbol “GELT.” On January 15, 2015, the last reported sales price per share of common stock as reported on the OTCBB was $5.10. Prior to this Offering, there has only been a limited market for our common stock. We intend to apply to have our common stock listed on the NASDAQ Capital Market under the symbol “GELT.” Because there has not been an effective trading market of substance for our common stock to date, however, the offering price for shares offered hereby, which was negotiated by us and the Underwriter, may not necessarily reflect the last reported sale price for our common stock or the market price of our common stock following the Offering. In addition to recent sale prices for our common stock, the following factors were considered in determining the offering price:

•	the information presented in this Prospectus and otherwise available to the Underwriter;
•	our past and present operations;
•	our historical results of operations;
•	our current financial condition and results of operations;
•	our prospects for future business and earning potential;
•	our management;
•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;
•	the history and prospects for the industry in which we compete;
•	the general condition of the securities markets at the time of this Offering;
•	the recent market prices of securities of generally comparable companies;
•	the market capitalization and stages of development of other companies which we and the representatives believe to be comparable to us; and
•	other factors deemed to be relevant.

We cannot offer any assurance that the offering price corresponds to the price at which the common stock will trade in the public market subsequent to the Offering or that an active trading market for the common stock will develop and continue after the Offering.

Passive Market Making.  In connection with this Offering, the Underwriter may engage in passive market making transactions in our common stock on the The Nasdaq Capital Market or the OTCBB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before commencement of offers or sales of the shares and extending through completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Electronic Offer, Sale and Distribution of Securities.  A prospectus in electronic format may be delivered to potential investors by the Underwriter. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Sales Outside the U.S.  No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this Prospectus or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and none of this

Prospectus or any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The Underwriter may arrange to sell common stock offered hereby in certain jurisdictions outside the United States, either directly or indirectly or through affiliates, where they are permitted to do so.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of securities may not be made to the public in that Member State, other than:

a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;
b)	to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or
c)	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive; provided that no such offer of securities shall require us or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This Prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this Prospectus or any of its contents.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571 Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China

This Prospectus has not been and will not be circulated or distributed in the PRC, and shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan, and the special administrative regions of Hong Kong and Macau.

Singapore

This Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the Offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the Offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth our selected consolidated financial and other data. You should read the following selected consolidated financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this Prospectus. Historical results are not necessarily indicative of the results that may be expected in the future. Our financial statements have been prepared in accordance with U.S. GAAP.

The selected consolidated statements of operations data for the years ended September 30, 2014 and 2013 and consolidated balance data as of September 30, 2014 and 2013 are derived from our audited consolidated financial statements for the years ended September 30, 2014 and 2013 appearing elsewhere in this Prospectus.

	For the Years Ended September 30,
	2014	2013
Sales	$19,451,820	$17,490,837
Cost of sales	8,195,629	7,565,946
Gross profit	11,256,191	9,924,891
Operating expenses
Selling expenses	151,142	886,595
General and administrative expenses	1,306,695	891,893
Total operating expenses	1,457,837	1,778,488
Income from operations	9,798,354	8,146,403
Other income (expenses):
Government subsidy	477,036	276,442
Interest income	12,613	10,414
Interest expense	(314,111)	(302,411)
Other income (expense), net	(76,377)	41,610
Total other income (expenses)	99,161	26,055
Income before provision for income taxes	9,897,515	8,172,458
Provision for income taxes	—	—
Net income	9,897,515	8,172,458
Other comprehensive income
Foreign currency translation adjustment	(153,500)	932,630
Total comprehensive income	$9,744,015	$9,105,088
Balance Sheet Data (at end of Period)

	September 30, 2014	September 30, 2013
Cash and Cash Equivalents	$3,352,045	$2,408,520
Total Current Assets	$14,278,225	$8,895,229
Total Assets	$51,785,169	$42,161,547
Total Current Liabilities	$6,394,058	$6,514,451
Total Stockholders’ Equity	$45,391,111	$35,647,096
Total Liabilities & Stockholders’ Equity	$51,785,169	$42,161,547

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and accompanying notes thereto, for the fiscal years ended September 30, 2014 and 2013 included elsewhere herein.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results may differ materially from those contained in any forward-looking statements.

Our financial statements are prepared in U.S. Dollars and in accordance with accounting principles generally accepted in the United States. See “Critical Accounting Policies and Estimates — Foreign currency translation” below for information concerning the exchanges rates at which Renminbi and Hong Kong Dollar were translated into U.S. Dollars at various pertinent dates and for pertinent periods.

COMPANY OVERVIEW

General Agriculture Corporation (“GELT”), formerly Geltology Inc., was incorporated under the laws of the State of Delaware on March 24, 2010. On July 12, 2013, GELT filed with the Secretary of State of the State of Delaware a Certificate of Amendment to change its name to General Agriculture Corporation. GELT, through its direct operating subsidiaries General Fruit and General Preservation, is primarily engaged in planting, preserving, packaging and marketing premium navel oranges for distribution and sale throughout the People’s Republic of China (“PRC”).

On July 11, 2012, GELT completed a reverse acquisition of General Red Holding, Inc. (“GRH”), which was established under the laws of the State of Delaware on January 18, 2011, entered into a share exchange agreement (the “Exchange Agreement”) with GRH and acquired all of the outstanding capital stock of GRH. Pursuant to the Exchange Agreement, GELT issued to GRH an aggregate of 125,112,803 shares of the common stock of GELT, at par value of $0.0001 per share (“Common Stock”) (such transaction is hereinafter referred to as the “Share Exchange”).

Immediately prior to the Share Exchange, GELT had 6,750,000 shares of Common Stock issued and outstanding. Simultaneously with the transaction, the two principal shareholders of GELT surrendered for cancellation an aggregate of 4,513,252 shares of Common Stock beneficially owned by them. The transaction was regarded as a reverse merger whereby GRH was considered to be the accounting acquirer. GELT was delivered with zero assets and zero liabilities at time of closing. Although the Company is the legal parent company, the share exchange was treated as a recapitalization of GRH. Thus, GRH is the continuing entity for financial reporting purposes. The financial statements have been prepared as if GRH had always been the reporting company and then on the share exchange date, had reorganized its capital stock.

Upon completion of the Share Exchange, the shareholders of GELT owned approximately 98.24% of the fully diluted outstanding shares of the Company. Accordingly, GRH became the wholly owned subsidiary of GELT.

On September 30, 2011, GRH entered into a Share Transfer and Issuance Agreement with Han Glory International Investment Limited (“Han Glory International”), a company incorporated on April 28, 2011 under the laws of British Virgin Islands and Hua Mei Investments Limited (“Hua Mei”), a company incorporated on April 26, 2011 under the laws of the British Virgin Islands. Under the agreement, GRH issued 74,814,862 shares to Hua Mei, the sole stockholder of Han Glory International, in exchange for all shares and beneficial interest of Han Glory International. This transaction is treated as a reverse merger, and therefore, after the share exchange, Han Glory International became the wholly owned subsidiary of GRH.

On May 18, 2011, Han Glory International purchased all shares of Greater China International Investment Limited (“Greater China International”), a company incorporated on December 4, 2009 under the laws of Hong Kong, from Zhihao Zhang, the sole stockholder of Greater China International, for $1,290 (HK$10,000). As a result, Greater China International became the wholly owned subsidiary of Han Glory International.

On January 13, 2010, Greater China International formed Nanchang Hanxin Agriculture Technology Co., Ltd (“WFOE”) in the city of Nanchang, Jiangxi Province, the PRC.

On February 5, 2010, WFOE purchased all shares of Xingguo General Fruit Industry Development Co., Ltd (“General Fruit”) from Jiangjun Hong Group Co., Ltd., Xingping Hou and Jiefeng Ren for $293,400. As a result, WFOE acquired 100% interest in General Fruit. This transaction was a capital transaction in substance. That is, the transaction was a reverse recapitalization, equivalent to the issuance of stock by General Fruit for the net monetary assets of WFOE accompanied by a recapitalization.

General Fruit was formed in Xingguo County, Jiangxi Province, under the corporate laws of the PRC. On March 5, 2003. The primary business of General Fruit is to grow and sell navel oranges. On July 14, 2008, after a series of equity transfer agreements, General Fruit acquired 90% interest in Xingguo General Red Navel Orange Preservation Company, Ltd. (“General Preservation”). On July 25, 2010, General Fruit purchased the remaining 10% interest in General Preservation from Xingping Hou, the minority stockholder, for $295,000 (RMB 2,000,000) and owns 100% of General Preservation thereafter.

General Preservation, a citrus fruits company primarily engaged in preserving, packaging and marketing premium navel oranges, was formed as a limited liability company in Xingguo County, Jiangxi Province under PRC laws on November 22, 2005. General Preservation provides wholesale, retail, and institutional customers in China and several other countries with premium navel orange fruits under the trademark of “General Red”.

On September 26, 2011, GRH purchased all shares of Sheng Da Holding Limited (“Sheng Da BVI”), a company incorporated on May 18, 2011 under the laws of the British Virgin Islands, from General Red Company, Ltd (“General Red BVI”), a limited liability company incorporated on August 28, 2008 under the laws of British Virgin Islands, for $23,000. As a result, Sheng Da BVI became the wholly owned subsidiary of GRH. On September 29, 2011, Sheng Da BVI entered into a series of new agreements to terminate the old agreements with General Preservation, which were originally signed between General Red BVI and General Preservation on November 17, 2008, amended on June 10, 2011, and transferred to Sheng Da BVI by General Red BVI on June 30, 2011. The old agreements included a Consultation Agreement, an Operating Agreement, a Share Pledge Agreement, a Proxy Agreement and an Option Agreement. Upon the entry of these new agreements, General Preservation is no longer the Variable Interest Entity of Sheng Da BVI.

On June 28, 2013, at the Annual Meeting of stockholders the stockholders of the Company approved an amendment to the Company’s Certificate of Incorporation. On June 28, 2013, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Certificate of Incorporation (the “Charter Amendment”). Pursuant to the Charter Amendment, the Company’s Certificate of Incorporation was amended, effective as of July 12, 2013, to effect a reverse stock split of the Company’s shares of common stock. On July 12, 2013, the Company effected the 1 for 8 reverse split of the Company’s issued and outstanding common stock, decreasing the number of outstanding shares from 127,349,551 to 15,918,940. These statements in this Report have been retroactively adjusted to reflect this reverse split.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts, inventories, recovery of long-lived assets, income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements.

While our significant accounting policies are fully described in Note 2 to our audited consolidated financial statements for the years ended September 30, 2014 and 2013, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management’s discussion and analysis.

Seasonal nature of operations

The Company’s operations are seasonal based on the maturity stage of its products. Sales are concentrated during the months from November through March, corresponding to the Company’s product maturity cycle which begins in the month of October when the products mature and are ready for sale.

Inventories

Inventory is stated at the lower of cost or market. Cost is determined using the weighted-average cost method. Provisions are made for excess, slow moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable values, if any. Management continually evaluates the recoverability based on assumptions about customer demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact our gross margin and operating results.

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. The Company recognizes revenues from the sale of navel oranges upon shipment and transfer of title.

Impairment of Long-Lived Assets

Long-lived assets, including property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Intangible Assets

Intangible assets are amortized using the straight-line method over their estimated period of benefit. Evaluation of the recoverability of intangible assets is made to take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairments of intangible assets have been identified during any of the periods presented. Land use rights with a finite useful life are amortized on a straight-line basis over its estimated useful life of 50 years.

Foreign Currency Translation and Transactions

The accompanying unaudited consolidated financial statements are presented in U.S. Dollars (“$”). Great China International’s functional currency is Hong Kong Dollar (“HKD”) and Nanchang Hanxin Agriculture Technology Co., Ltd, General Fruit and General Preservation’s functional currency is Chinese Yuan Renminbi (“RMB”). All assets and liabilities were translated at the current exchange rate, at respective balance sheet dates, stockholders’ equity is translated at the historical rates and income statement items are translated at the average exchange rate for the reporting periods. The resulting translation adjustments are reported as other comprehensive income and accumulated other comprehensive income in stockholders’ equity in Accordance with the Codification ASC 220, Comprehensive Income.

Cash flows from the Company’s operations included in the statement of cash flows is calculated based upon the functional currency using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with arithmetical changes in the corresponding balances on the consolidated balance sheets. No presentation is made that the RMB amounts could have been, or could be, converted into $at the rates used in translation.

Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. There were no material transaction gains or losses in the periods presented.

The exchange rates used to translate amounts in RMB into $for the purposes of preparing the consolidated financial statements were as follows:

	September 30,
	2014	2013
Year end RMB:USD exchange rate	0.1624	0.1630
Average Yearly RMB:USD exchange rate	0.1627	0.1605
Year end HKD:USD exchange rate	0.1288	0.1290
Average Yearly HKD:USD exchange rate	0.1290	0.1289

Results of Operations for the Year Ended September 30, 2014 Compared to the Year Ended September 30, 2013

Revenues

For the year ended September 30, 2014, we had net revenues of $19,451,820, as compared to those of $17,490,837 for the year ended September 30, 2013, an increase of approximately $1,960,983 or 11.2%. The increase in net revenue is mainly because the quantity of navel oranges sold in the year ended September 30, 2014 increased approximately 3,609,535, or 17% compared to the quantity of navel oranges sold in the year ended September 30, 2013, though the unit price decreased 0.04 or 5% to $0.77 per KG during the year ended September 30, 2014 from $0.81 per KG during the year ended September 30, 2013.

Years ended	Sales Volume (in KG)	Sale Price Per KG (in US$)	Total Sales Revenue
September 30, 2014	25,140,855	0.77	19,451,820
September 30, 2013	21,531,320	0.81	17,490,837
Variance	3,609,535	(0.04)	1,960,983
% Variance	17%	-5%	11.2%

Cost of sale

Cost of sales increased by $629,683, or 8.3%, from $7,565,946 for the year ended September 30, 2013 to $8,195,629 for the year ended September 30, 2014. The increase is attributable to the increase in sales during the year ended September 30, 2014. The increasing rate of cost of sales is lower than the increasing rate in our sales. The reason is that the quantity of navel oranges cultivated during the year ended September 30, 2014 increased 25% compared to the quantity of navel oranges cultivated during the year ended September 30, 2013, and the cost of navel oranges cultivated from our orchards is lower than our outsourced purchases.

Gross profit and gross margin

Our gross profit was $11,256,191 for the year ended September 30, 2014 as compared to $9,924,891 for the year ended September 30, 2013, representing a gross margin of 57.9% and 56.7%, respectively. The increase in our gross profit margin for the year ended September 30, 2014 was mainly attributable to the reasons discussed above. The higher gross margin was primarily due to (1) the synergy between the complete chains of the production process from planting, preserving to packaging; (2) lower amortization of land use rights due to the lower acquisition cost in the current year.

Selling expenses

Selling expenses were $151,142 and $886,595 for the years ended September 30, 2014 and 2013, respectively, a decrease of $735,453 or 83.0%, mainly due to a reduction in shipping and handling, since the Company did not bear the shipping costs on sales during the year ended September 30, 2014.

Selling expenses for the years ended September 30, 2014 and 2013 consisted of the following:

	Years Ended September 30,		Increase/decrease
	2014	2013	$	%
Shipping and handling	25,062	80,970	(778,908)	-96.9%
Compensations and related benefits	31,167	32,505	(1,338)	-4.1%
Advertising and promotion	52,132	30,904	21,228	68.7%
Others	42,781	19,216	23,565	122.6%
Total	151,142	886,595	(735,453)	-83.0%
Selling expenses as % of revenue	0.78%	5.07%	-4.29%	-84.6%

General and administrative expenses

General and administrative expenses amounted to $1,306,695 for the year ended September 30, 2014, as compared to $891,893 for the same period in 2013, an increase of $414,802 or 46.5%. General and administrative expenses consisted of the following:

	Years Ended September 30,		Increase/decrease
	2014	2013	$	%
Compensation and related benefits	346,290	222,926	123,364	55.3%
Depreciation	97,077	117,915	(20,838)	-17.7%
Professional service	695,912	331,204	364,708	110.1%
Office expenses	16,828	16,719	109	0.7%
Meal and entertainment	44,513	40,692	3,821	9.4%
Other	106,075	162,437	(56,362)	-34.7%
Total	1,306,695	891,893	414,802	46.5%
G&A expense as a percentage of revenues	6.72%	5.10%	1.62%	31.7%

Compensation and related benefits increased by $123,364 or 55.3%, mainly because we hired a chief financial officer and elected independent directors during July and September 2013.

Professional service fees increased by $364,708 due to additional audit and legal fees related to our proposed public offering incurred during year ended September 30, 2014.

Income from operations

For the year ended September 30, 2014, income from operations was $9,798,354, as compared to $8,146,403 for the year ended September 30, 2013, an increase of $1,651,951 or 20.3%, mainly due to the reasons we discussed above.

Other income (expenses)

For the years ended September 30, 2014 and 2013, other income amounted to $99,161 as compared to other expenses of $26,055 for the same period in 2013. For the years ended September 30, 2014 and 2013, other expense mainly included: (i) interest expense, which increased by $11,700 or 3.9%, and (ii) government subsidies income increased to $477,036 from $276,442. (iii) $140,000 of loan guarantee fee incurred in the year ended September 30, 2014.

Income tax expense

For the years ended September 30, 2014 and 2013, income tax amounted to $0. General Agriculture Corporation and General Red Holding Inc. (collectively referred to as the “US entities”) are each subject to US tax and file US federal income tax returns. No provision for US federal income taxes were made for the years ended September 30, 2014 and 2013 as the US entities incurred losses. Han Glory International is not subject to tax on income or capital gains under the laws of the British Virgin Islands. Greater China International did not earn any income that was derived in Hong Kong for the years ended September 30, 2014 and 2013, and therefore was not subject to Hong Kong Profit tax. Under the Corporate Income Tax Law of the PRC, the corporate income tax rate is 25%. However, as an agricultural company engaged in cultivation, General Fruit has been approved for a tax exemption since its formation. General Preservation was also approved for such exemption from income tax for the years 2014 and 2013. As a result, for the years ended September 30, 2014 and 2013, there was no income tax provision for the Company.

Net income

As a result of the factors described above, our net income for the years ended September 30, 2014 and 2013 was $9,897,515 and $8,172,458, respectively.

Foreign currency translation gain

The functional currency of our subsidiaries operating in the PRC is the Chinese Yuan or Renminbi (“RMB”). The financial statements of our subsidiaries are translated to U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange (for the period) for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. As a result of these translations, which are a non-cash adjustment, we reported foreign currency translation loss of $153,500 for the year ended September 30, 2014 as compared to foreign currency translation gain of $932,630 for the same period in 2013. This non-cash gain had the effect of increasing our reported comprehensive income.

Comprehensive income

For the years ended September 30, 2014 and 2013, comprehensive income of $9,744,015 and $9,105,088 were derived from the sum of our net income of $9,897,515 and $8,127,458 plus foreign currency translation loss of $153,500 and foreign currency translation gain of $932,630, respectively.

LIQUIDITY AND CAPITAL RESOURCES

We have historically funded our operations primarily through paid-in capital, sales of goods, loans from our stockholders and short term loans from financial institutions in China. The Company currently generates its cash flow through operations, which it believes will be sufficient to sustain current level operations for at least the next twelve months.

As of September 30, 2014 and 2013, our balance of cash and cash equivalents was $3,352,045 and $2,408,520, respectively, an increase of $943,525 or 39.2%, mainly due to net cash provided by operating activities.

The following summarizes the key components of the Company’s cash flows for the years ended September 30, 2014 and 2013:

	Years Ended September 30,		Increase/decrease
	2014	2013	$	%
Net cash provided by operating activities	1,226,381	110,240	1,116,141	1,012.5%
Net cash used in investing activities	(83,206)	(99,352)	16,146	16.3%
Net cash provided by (used in) financing activities	(189,030)	2,079,292	(2,268,322)	-109.1%
Effect of foreign currency translation	(10,620)	(32,705)	22,085	-67.5%
Net increase in cash and cash equivalents	943,525	2,057,475	(1,113,950)	-54.1%

In summary, our cash flows were:

Net cash provided by operating activities increased in the year ended September 30, 2014 by $1,116,141 to $1,226,381, from net cash provided by operating activities of $110,240 for the year ended September 30, 2013. These changes were mainly brought about by the following factors: a change in net income of $1,725,057, a change in cash used in advance payment of $2,182,192, a change in cash provided by customer deposits of $ 1,412,136, and a change in prepaid leases of $755,823.

Net cash used in investing activity increased by $16,146, from $99,352 to $83,206, in the year ended September 30, 2014 compared to the same period ended in 2013, which is mainly due to less cash expenditures on property and equipment.

Net cash used in financing activities decreased by $2,268,322 to $189,030 in the year ended September 30, 2014 compared to $2,079,292 provided by financing activities at the same period ended in 2013. This was due to $4,555,600 of the proceeds from short-term bank loan and $5,531,800 of repayment of short-term bank loans.

Working capital increased by $5,503,389 to $7,884,167 as of September 30, 2014 from working capital of $2,380,778 as of September 30, 2013. In order to stay cost competitive in the long-run, we leased 207,500 orange trees in the year ended September 30, 2014. Based on the lease rate of approximately $59.71 (RMB367) per tree in 2014, the total lease amounts were $12.36 million (RMB 75.95 million), including $10 million (RMB 61.7 million) paid during year ended September 30, 2014.

As we are listed by the lending bank as a good credit customer, we believe that our short-term bank loans will be renewed at their maturity dates. During the year ended September 30, 2014, the Company paid off $5.5 million (RMB34,000,000) of short-term bank loans to Agricultural Development Bank of China.

On September 29, 2014, the Company entered into a new short-term bank loan agreement with Agricultural Development Bank of China, which allows the Company to borrow up to $5,521,600 (RMB34,000,000). Pursuant to the Loan Agreements, the principle will be repaid on July 28, 2015. The interest is being calculated using an annual fixed interest rate of 6.6%. The loan is secured by the funds deposited by Ganzhou Jinshengyuan Guarantee Co., Ltd., an unrelated party, and guaranteed by Xingping Hou, CEO of the Company and Ganzhou Jinshengyuan Guarantee Co., Ltd., with a maximum exposure limit of $4,547,200 (RMB28,000,000). On September 29, 2014, Xingping Hou, CEO of the Company and General Fruit and General Preservation, jointly entered into a cross-guarantee agreement with Ganzhou Jinshengyuan Guarantee Co, Ltd. Pursuant to the cross-guarantee agreements, the Company paid $90,945 (RMB560,000) to the guarantor as a guarantee fee for the above bank loan; and on the same day, General Preservation and Ganzhou Jinshengyuan Guarantee Co., Ltd. entered into another cross-guarantee agreement, pursuant to which, General Preservation shall mortgage its real properties and equipment to such third party guarantee. The term of these guarantees are for two years. On the date of the loan expiration, should the Company fail to make their debt payment, General Fruit, General Preservation and Xingping Hou will be obligated to perform under the cross guarantees by primarily making the required payments, including late fees and penalties. As of September 30, 2014, the Company has drawn on $4,547,200 (RMB 28,000,000) of the loan to use for working capital purposes.

As of September 30, 2014 and 2013, the Company had outstanding debts from a related party, Hua Mei Investments Limited (“Hua Mei”), of $1,508,566 and $718,261, respectively. These debts are non-interest bearing and payable on demand. The proceeds of these debts were utilized as working capital.

Although we will continue to invest in our business, with expected positive operating cash flow fueled by our profit, we believe our operating cash is sufficient to sustain current level operations for at least the next twelve months.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

BUSINESS

Company Overview

We are one of the leading producers of “Gannan” navel oranges in China, with operations that include the planting, growing, harvesting, post-harvest processing and temperature controlled preservation and storage of our navel oranges. Through our vertically integrated model, we exercise strict and direct control over the quality of our oranges, which we believe gives us a distinct competitive advantage.

We operate through a flexible procurement model by entering into contractual agreements with local farmers for the planting and harvesting work in our orchards on one hand, while also relying on third party farmers and cooperatives that do not use our land by purchasing some of their production on the other hand. We believe that this model provides us a stable and safe source of supply. Once the navel oranges are harvested or purchased, we commercially process and preserve them according to the standards of organic navel oranges, store and subsequently sell them throughout many regions in the PRC.

Led by a management team with extensive experience in the industry, we have put in place several investment programs that have allowed us to achieve our current strong position in the domestic market, with our scale and scope evidenced by the following:

•	During fiscal year 2014, we sold over 25,141 metric tons of navel oranges, which generated sales revenue of $19.5 million and 57.9% net margin.
•	We established significant orchards with approximately 24,644 mu of land (4,059 acres, a “mu” is a Chinese acre equal to approximately 0.16 acres) in Ganzhou, Jiangxi Province, with the number of planted trees growing by over 69.5% from 536,586 orange trees at the end of fiscal year 2012 to 909,364 orange trees at the end of the fiscal year 2014.
•	We constructed one of the largest navel orange temperature-controlled facilities in the country which is 19,176 square meters (approximately 4.74 acres) with a 7,000 metric ton storage capacity.
•	Numerous honors and certifications awarded to our company and our “General Red” brand name for the quality of our oranges, including the “High Quality Navel Orange” awarded by China (Ganzhou) Navel Orange Festival committee, and “China Famous Fruit” awarded by China Fruit Distribution Association.

Our goal is to become the largest integrated grower, packager and distributor of navel oranges in China. We plan to pursue continued growth and margin expansion through a strategy focused on the increase of our orchard and navel orange trees.

Competitive Strengths

Vertically Integrated Operations.  As one of the largest growers of “Gannan” navel oranges in China and a fully integrated company, we are able to exercise strict and direct control over the source and quality of our navel oranges. We believe our scale and scope of vertically-integrated operations provide us with a unique and advantageous position.

Geographical Advantage.  Navel orange orchards of the company are located in Ganzhou, a humid subtropical area with four distinct seasons. Ganzhou also offers abundant rainfall, adequate light, long frost-free periods, a large variance in temperature between day and night from September to November and hot rainy seasons, which are all factors beneficial to the growing and sweetening of navel oranges. In July 2007, Jiangxi Province Academy of Agricultural Sciences Green Food Environment Test Center conducted tests on the soil, irrigation water and air quality of the Company’s navel orange planting base located in Chongxian Township, Xingguo County, Jiangxi Province and concluded that the planting base was suitable for the production of organic products.

Infrastructure and Transportation.  Our facilities’ proximity to China’s vast transportation network is another key advantage. Our planting area is close to the Beijing-Kowloon railroad, state road 105 and 319, national highway 323, Kunsha Highway, and Quannan Highway. Using these roads, Jinggangshan airport is approximately one hour drive while the port cities of Shenzhen, Guangzhou and Xiamen are all within five hours by car.

Quality of Oranges and Brand Name.  We are committed to distributing oranges that our management believes meet high quality standards. Our agreements with the farmers and suppliers provide that each orange must have a solid shape, even stem and a smooth surface, and be free of any black spots, fertilizer spots, cracks or worms. For the farmers we contract with, our agreements further provide that oranges may not be picked when it is raining, or within three days of rain, when it is foggy or before the dew on the orange tree has dried. Pursuant to the terms of our supply contracts, we will not buy navel oranges if the quality standards are not met. For the orchards that we farm with our own employees, we apply the same quality standards described above. The Company has received more than 20 honors related to navel oranges and the Company’s preservation facility. Among the honors the Company has received are the titles of “Chinese Famous Brand” by the Fruits Logistics Association of China, “Famous Agricultural Brand of Jiangxi” by the Jiangxi provincial government and “Key Leading Enterprise of Ganzhou in Agricultural Industrialization by the Ganzhou municipal government.

Storage & Preservation Technology Advantage.  Our controlled atmosphere storage and preservation technology allows us to maintain a storage period of up to 6 – 8 months, improve orange appearance and color, and retain a fresh flavor. The sale of oranges is typically affected by the seasonal nature of orange production, as most navel oranges mature in October through November and are distributed during the months of October through January. Due to our preservation capabilities, we are able to extend our oranges’ life cycle to June of the year following harvest, which enables us to sell navel oranges at a higher price during the off-season when other producers may not have sufficient supply. Accordingly, we have historically experienced greater net sales in the first three quarters of each fiscal year.

Management and Expert Team.  We have established a specialized fruit forest management and expert team, who work with the contract farmers to optimize cultivation, irrigation, fertilization, water and soil conservation, administration of pesticides for weed and pest control, and to educate about protection against frost and rain. Our team has developed extensive expertise through various lectures and training programs on farming techniques from reputable Chinese higher education institutions such as Huazhong Agricultural University. We have also been able to developed good practices guidelines and built robust in-house know-how in fruit forest management though several years of experience in the navel orange industry.

Industry Overview

The navel orange cultivation and harvesting process can be divided into three categories: production, post-harvest processing and preservation.

Navel Orange Production

The navel orange industry has been growing rapidly in China due to governmental support and an increase in demand for navel oranges, with the domestic production growing from 270,000 metric tons in 2000 to 3,140,000 metric tons in 2013, with the compound annual growth rate of 21%. The Ministry of Agriculture and the Municipal Government of Ganzhou, Jiangxi Province, have provided incentives to encourage the production of navel oranges, including tax reduction, subsidies, free education, seedling promotion, and production standardization. As a result, the domestic production is forecasted to further grow at 15% annual rate within the next three years, according to Beijing Huqing Zongheng Information and Statistics Center.

Source: Beijing Huajing Zongheng Information and Statistics Center

We anticipate that the demand for navel oranges in China will continue to increase. According to the Ministry of Agriculture of China, the per capita consumption of fresh oranges is 12.7 kg in China, compared to 17.2 kg worldwide. Approximately 98% of navel oranges produced in China are sold in the domestic market, with only 2% exported to other countries. More than 95% of citrus fresh fruit is sold domestically in China, with less than 5% of such fruit exported. A large portion of raw materials for orange juice is imported from Brazil and the US. We believe that such data indicates there is a significant room for growth in this industry in China.

In addition, navel orange production requires stringent climate conditions; therefore, there are limited areas in the world where navel oranges can be produced. As a result, production is primarily concentrated in warmer climates, such as California, Spain, South Africa, Australia, and “Gannan — Southern Hunan — Northern Guangxi” in China. The Chinese government has identified the Gannan area as “the hometown of the navel orange in China”, and has been supportive of local producers. The Ministry of Agriculture named Gannan navel oranges as one of the nine competitive agricultural products in the country, and listed Gannan as one of the key developing areas.

As one of the leading enterprises in Gannan, we play a decisive role in the navel orange industry. Furthermore, even though “Gannan Navel Orange” is the common brand shared by all producers in Gannan area, we believe that “General Red” brand stands out among all of the other Gannan brands because of the measures we take to ensure the highest quality standards and our consistent branding strategy.

Post-harvest Processing

We believe the post-harvest processing of harvested fruits also has broad prospects in China. Post-harvest processing includes selecting, grading, cleaning, pre-cooling, waxing and packaging. Proper processing can minimize post-harvest loss, maintain the high nutritional content and freshness, slow down the metabolic process of fruit in its natural state, enhance the appearance of the fruit and extend the life of the fruit. Currently, 10% of fresh fruits are processed in the post-harvesting period in China, lower than the average level of 35% worldwide.

Preservation and Storage

The storage and preservation technology in China lags behind that of developed countries in the citrus exports sector due to grossly inadequate storage and preservation facilities. According to data published in the “Agricultural Product Cold-Chain Logistics Development Plan” formulated by China National Development and Reform Commission, the rate of cold chain distribution of fruits and vegetables is only 5%, and the rate of refrigerated transportation hardly reaches 15%, which is much lower than in developed countries. Cold chain distribution is a temperature controlled distribution supply chain, resulting in an uninterrupted series of storage and distribution activities by maintaining a given temperature. It is used to help extend and ensure the shelf life of products, including agricultural products. According to China National Development and Reform Commission, the loss rate in distribution of oranges in China is 20 – 30%, compared with less than 5% in developed countries. The National Development and Reform Commission of China developed a “cold chain logistics development plan” in 2010, to improve the cold chain distribution rate to 20% and refrigerated transportation rate to 30%, and reduce loss rate in distribution to 15%.

Growth Strategy

As one of the leading vertically integrated producers of navel oranges in Gannan, we believe that we are in a unique position to take full advantage of the vast opportunities in our domestic market. We plan to leverage our strengths in order to achieve continued growth and increased margin by:

Increasing Navel Orange Orchards in Gannan:  within the next two years, we will continue to build, acquire and lease navel orange orchards in the Gannan region, because of the geographic advantages of Gannan presented earlier. Our strategy will focus primarily on increasing the size of our orchards by entering into lease agreements with other land owners. During the year ending September 30, 2014 and 2013, we leased 207,502 and 165,278 additional orange trees in Gannan, respectively. We aim to increase the amount of land we lease with established and producing navel orange orchards to increase the number of our producing trees by 150,000 trees within the next 2 years. We plan to spend approximately $8.3 million (about RMB 50 million) to implement this strategy, financed through cash flow of existing operations or outside financing.

Promoting “General Red” Brand Name:  as part of our continuous efforts in the next few years, we plan to promote and enhance the “General Red” brand by placing General Red trademark signs and advertisements in member stores and in the target markets, employing consistent product management system and high standards for product quality, conducting customer feedback surveys, and bringing added convenience to end-customers.

Competition

Even though we are one of the largest integrated navel orange companies with both growing areas and post-harvest processing and preservation facilities in China, the whole industry is still very fragmented and we believe the industry will consolidate and present good opportunities for growth through acquisitions. Our competitors are pure navel orange growers, pure post-harvest processors, or both. The largest competitor in navel orange growing is Jiangxi Wangpin Agricultural Science and Technology Development Co. Ltd. with 5,600 mu (992 acres) of navel orange groves. The largest competitors in post-harvest processing and preservation are Anyuan Shengda Fruit Industrial Co. Ltd with 20,000 metric ton of preservation capacity, and Xinfeng Yuhe Agricultural Development Co. Ltd. with 30,000 metric tons of preservation capacity.

The following table lists our competitors in China and their profiles, based upon information accessible to us:

	Planting Base (mu)			Sorting Line Capacity (ton/hour)	Storage Facility Capacity (tons)	Leading Enterprise Qualification(1)
	Total Area		Area of Organic Planting Base for Navel Orange
Company Name	(mu)	(acres)
Anyuan County Anshengda Fruit Industry Co., Ltd.	5,000	823	None	50	20,000	Provincial Level
Jiangxi Yangshi Fruit Co., Ltd.	None	None	None	120	20,000	Provincial Level
Jiangxi Wangpin Agricultural Science and Technology Development Co., Ltd.	5,600	922	None	30	None	Provincial Level
Jiangxi Shengwei Fruit Industry Co., Ltd.	None	None	None	20	8,000	None

	Planting Base (mu)			Sorting Line Capacity (ton/hour)	Storage Facility Capacity (tons)	Leading Enterprise Qualification(1)
	Total Area		Area of Organic Planting Base for Navel Orange
Company Name	(mu)	(acres)
Jiangxi Shengdi Fruit Industry Development Co., Ltd.	3,000	494	None	None	None	None
Xinfeng County Yuhe Agricultural Development Co., Ltd.	None	None	None	65	30,000	Provincial Level
Xunwu County Yuanxing Fruit Industry Co., Ltd.	3,000	494	None	40	5,000	Provincial Level
Huichang County Lvfeng Fruit Industry Co., Ltd.	None	None	None	20	9,000	Provincial Level

(1)	The Leading Enterprise Qualification is designated by the government based on the company’s operational scale, economic benefits, and influence in the region. It represents a company’s prestigious status in the industry and in the region. There are three levels of Leading Enterprise Qualifications, National, Provincial and Municipal, designated by central government, provincial government and municipal government respectively.

The scale and the scope of our operations represent our main competitive advantages. As one of the largest growers of navel oranges in Gannan and a fully integrated company, we are able to exercise better control over the source and quality of our navel oranges.

Operations

Our vertically-integrated operations cover every step of the navel orange cultivation, harvest, post-harvest processing, storage and preservation.

We believe that the scale of our operations represents a key success factor and we have made continuous efforts to increase the size of our orchards and land planting area, as presented by the table below. In addition, we have been able to grow the number of planted navel orange trees in our orchards by over 69.5% between 2012 and 2014, from 536,586 trees to 909,364 trees.

Land Planting Area(1) in mu (acres)	Sept-2012	Sept-2013	Sept-2014
Own Orchards	9,601 mu (1,581 acres)	10,028 mu (1,652 acres)	10,028 mu (1,652 acres)
Leased Orchards	7,327 mu (1,207 acres)	10,085 mu (1,661 acres)	14,616 mu (2,185 acres)
Total	16,928 mu (2,788 acres)	20,113 mu (3,313 acres)	24,644 mu (3,837 acres)

(1)	There is no private ownership of land in China. Land is usually owned by the state and the government grants land use rights for specified terms. We have obtained several Land Use Right Certificates. In addition, we have entered into certain lease agreements with various parties and pay rent for the use of their land.

Moreover, we have put in place a production and procurement model that we believe provides us a constant and stable source of supply on one hand, while providing us with flexible cost control mechanisms on the other. This procurement model is illustrated below:

In certain company-owned orchards, we have direct employees working in the orchards, and there is no involvement of unrelated third parties in production. In other orchards that we own, we hire local farmers to take care of orchards at a fixed fee per tree, which has been in the range of approximately $8.0 to $9.0 per tree per year since 2011. We provide local farmers with raw materials, such as seedlings and fertilizer, as well as production tools, electricity and irrigation facilities necessary for planting and harvesting the oranges. Our in-house fruit forest management and protection team provides technical support and guidance to the farmers to optimize cultivation, irrigation, fertilization, water and soil conservation, administration of organic pesticides for weed and pest control, and protection against frost and rain. We instruct farmers on how to implement these quality control measures.

For the leased orchards, we adopt a different model. Prior to the growing season, the farmers enter into short-term sales contracts with us, which provide that we will purchase a specified quantity of oranges from the farmers, based on weight, at a specified purchase price. We divide the production yield with farmers, so that 60% of all product is for us, and 40% is for the farmers. These contracts further provide that we are only obligated to purchase those oranges that meet our quality specifications. We believe that this is an attractive model for farmers, as it allows them to bypass the logistics and added costs of going through wholesale or retail markets to sell their oranges. This model is also beneficial to us because we have an ongoing supply of oranges, which we know are grown according to our specifications enabling us to consistently maintain our high level of quality.

In addition to production in our owned and leased orchards, we buy navel oranges from outside parties. However, the production volume from our owned and leased orchards has increased from 35% of total sales in fiscal year 2009, to 72% in fiscal year 2012 and to 78% in fiscal year 2013 and to 84% in fiscal year 2014. Once the navel oranges are harvested or purchased, we commercially process, preserve, store them in our temperature controlled facility and subsequently sell them throughout the PRC.

Our post-harvest processing equipment, which includes our selection and packaging lines, was purchased from MAF RODA Group of Spain (“MAF RODA”). As part of the purchasing contract, MAF RODA provides us with technical training on how to operate the equipment, which includes educating our employees about the automatic control technology used in the equipment. In addition, we have two modern sorting lines at our Ganzhou facility, with a sorting capacity of 40 tons/hour. These two sorting lines clean, disinfect and apply wax coating to the oranges, and then select, classify, and send the navel oranges to pre-storage.

Currently, most of the navel orange storage facilities in the Southern Jiangxi region are cold storage, with only a few being temperature-controlled facilities. As a result, the fact that we have constructed one of the largest navel orange temperature-controlled preservation facilities in the region which is 19,176.31 square meters (approximately 4.74 acres) with a maximum storage capacity of 7,000 metric tons, gives us a distinct advantage regarding the quality of our products.

The temperature-controlled storage and preservation technology used in our facility comes from Beijing Furui Ventilation Protection Company (“Beijing Furui”), which was previously a subsidiary of China Agricultural University and Chinese Academy, of Agricultural Sciences. Beijing Furui was the construction contractor in the design and construction of our temperature-controlled preservation facility, and provided the main equipment used in the facility. In addition, our preservation facility is an air-controlled facility in which we control not only the temperature but also the composition of the air. A nitrogen rich air environment slows down the oxidation process and prolongs the life of the fruits.

Suppliers

In addition to the production of oranges in our own and leased orchards, we source oranges from third parties. We are supplied with what is referred to as “raw navel oranges,” which are oranges prior to post-harvest processing. In a typical supply contract that we enter into with a third party, we require the supplier to supply a certain amount of navel oranges at a predefined price during the harvest period in accordance with our quality standards. The suppliers are responsible for the cost of transportation to our facility. Upon execution of purchase contracts with local farmer collectives, as a measure to secure title in the navel oranges to be purchased, the Company usually makes an advance payment equivalent to approximately 10% to 20% of the total contract price when executing purchase contracts with local farmer collectives. Upon receipt of navel oranges, these advance payments will be applied against related invoices.

The ratio of outside supplies of navel oranges has declined from approximately 55% in fiscal year 2011, 28% in fiscal year 2012 to 23% in fiscal year 2013, to 16% in fiscal year 2014, due to the increase in navel orange trees that we own and lease.

When we initially develop the orange groves, our fruit seedlings are sourced from seedling cultivation centers, which are typically the result of the joint efforts among the agriculture research institutes, and government agency in agriculture technology promotion.

We purchase the fertilizers, other production materials and tools from the public market. We have not experienced difficulty sourcing the supplies.

Significant Customers

Our products are currently being sold through distributors in over 11 provinces of China including Jiangxi, Beijing, Shanghai, Zhejiang, Guangxi, Shandong, Guangdong, Anhui, Helongjiang, Inner Mongolia and Jiangsu. We currently do not sell directly to consumers or retail markets.

Set forth below is a list of our top five customers during the year ended September 30, 2014:

Customer	Percentage of total sales
Sichun Huaxinghongcheng Investment Co., Ltd.	13%
Beijing Laoliao Fruit Trade Co., Ltd.	9%
Fen Xin	9%
Shenzhen Jialun Xingnong Fruit Trade Co., Ltd.	9%
Lili Tao	9%

Our sales contract usually provides that our distributors will buy from us a minimum amount of navel oranges during a predefined period of the year at market price. Each distributor is assigned to a geographic region for the sale of our branded navel oranges to end consumers. Within its assigned region, a distributor must execute our company’s sales strategy, and protect our company’s brand name. We split the long-distance transportation cost with distributors equally. Since October 2013, the distributors bear all transportation cost. Distributors deposit a small amount with us as a security deposit, and settle the payment to us on a monthly basis.

Intellectual Property

The PRC Trademark Law, adopted on August 23, 1982 and revised on October 27, 2001, protects the proprietary rights of registered trademarks. The State Administration for Industry and Commerce’s Trademark Office handles trademark registrations and grants an initial term of rights of ten years to registered trademarks. Upon the initial term’s expiration, a second term of ten years may be granted under a renewal. Trademark license agreements must be filed with the Trademark Office or a regional office. In addition, if a registered trademark is recognized as a well-known trademark in a specific case, the proprietary right of the trademark holder may be extended beyond the registered sphere of products and services to which the trademark relates.

We own and utilize the domain of www.gelt-cn.com and the trademarks listed below. We continuously look to increase the number of our trademarks where necessary to protect valuable intellectual property. We regard our trademarks and other intellectual property as valuable assets and believe that they have significant value in the marketing of our products. We vigorously protect our trademarks against infringement, including through the use of cease and desist letters, administrative proceedings and lawsuits.

We rely on trademark, and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce intellectual property rights in our logos, trade names and in the marketing of our products. In particular, we believe that our future success will largely depend on our ability to maintain and protect the “General Red” trademark. Despite our efforts to safeguard and maintain our intellectual property rights, we cannot be certain that we will be successful in this regard. Furthermore, we cannot be certain that our trademarks, products and promotional materials or other intellectual property rights do not or will not violate the intellectual property rights of others, that our intellectual property would be upheld if challenged or that we would, in such an event, not be prevented from using our trademarks or other intellectual property rights. Such claims, if proven, could materially and adversely affect our business, financial condition and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to, and legal costs associated with, litigation or other resolution of future claims concerning trademarks and other intellectual property rights could materially and adversely affect our business, financial condition and results of operations.

The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the PRC. Although we continue to implement protective measures and intend to defend our intellectual property rights vigorously, these efforts may not be successful or the costs associated with protecting our rights in certain jurisdictions may be prohibitive. From time to time we may discover products in the marketplace that are counterfeit reproductions of our products or that otherwise infringe upon intellectual property rights held by us. Actions taken by us to establish and protect our trademarks and other intellectual property rights may not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violating trademarks and intellectual property rights. If we are unsuccessful in challenging a third party’s products on the basis of infringement of our intellectual property rights, continued sales of such products by that or any other third party could adversely impact the “General Red” brand, result in the shift of consumer preferences away from our products and generally have a material adverse effect on our business, financial condition and results of operations.

Trademarks

Through General Fruit and General Preservation, we are licensed to use the following trademarks registered with the Trademark Office, State Administration for Industry and Commerce in the PRC:

We plan to file for an extension with the appropriate trademark offices before expiration of the trademarks listed above.

Employees

Currently, we have 110 employees and temporary staff. Set forth below is a breakdown of our employees by category:

Category	Number of employees
Administrative and finance	28
Sales and marketing	3
Technician	7
Workers*	72

*	The number of workers we hired for seasonal work was 44.

General Fruit and General Preservation, our operating companies in PRC, have signed employment contracts with all employees, either full-time or part-time. Pursuant to the labor regulations in PRC, we are required to pay social insurance for full-time employees, but not for part-time employees.

Insurance

We do not currently have property insurance covering our facilities and navel orange planting areas. The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited insurance products and the cost of such insurance is high. We have determined that the risks of disruption or liability from our business, the loss or damage to our property, including our facilities, equipment and office furniture, the cost of insuring for these risks, and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us purchase. Any uninsured occurrence of loss or damage to property, or litigation or business disruption may result in the incurrence of substantial costs and the diversion of resources, which could have an adverse effect on our operating results.

PRC Government Regulation

Environmental Matters

We are subject to a variety of governmental regulations related to environmental protection. The environmental regulations applicable to us primarily include the PRC Environmental Protection Law, the Environment Impact Evaluation Law, the PRC Water Pollution Prevention and Control Law, the Implementation Rules of the PRC Water Pollution Prevention and Control Law, the PRC Air Pollution Prevention and Control Law, the Implementation Rules of the PRC Air Pollution Prevention and Control Law, the PRC Solid Waste Pollution Prevention and Control Law.

According to PRC Environmental Protection Law, measures must be taken to protect the ecological environment while natural resources are being developed or utilized.

According to the Environment Impact Evaluation Law, to commence production which may potentially lead to environmental pollution during the course of production, an environmental impact evaluation report or form should be prepared to provide a complete and detailed evaluation of the potential pollution as well as the impact on the environment. Such environmental impact appraisal report or form should be submitted to the environment protection authorities for approval.

In order to comply with these requirements, we may need to spend certain amounts of money and other resources from time to time to (i) construct or acquire new equipment, (ii) conduct Environment Evaluation for the expansion of our business if required by governmental authority, (iii) use pesticide properly and keep ecological environment of the land, (iv) modify, upgrade, or replace existing and proposed equipment and (v) clean up or decommission our facilities or other locations to which our wastes have been sent.

We believe that we have completed environment evaluation report for our orange storage warehouses and selection and packaging line which was approved by local bureau of environmental protection, and are compliant with PRC environmental guidelines and regulations in all material respects.

We are not aware of any significant costs or effects of our compliance with environmental laws.

Agriculture Laws

On July 2, 1993, the Standing Committee of National People's Congress of the PRC promulgated the Agriculture Law, which sets forth certain principles and various measures designed to ensure the steady development of the agricultural industry. For example, the production or operation of agricultural products that affect the health of people or animals, such as seeds, must meet registration and approval requirements of the PRC laws and regulations. The Agriculture Law regulates the planting, processing, selling, preservation and transportation of agricultural products. Agricultural Law stipulates that farmers and organizations for production and operation of agriculture products shall keep good maintenance of their lands, make a rational use of chemical fertilizers and pesticides, increase their application of organic fertilizers so as to improve soil fertility and prevent the land from pollution, destruction and soil fertility declination. The Company believes it is in material compliance with the Agricultural Law.

According to Law of the People's Republic of China on Quality and Safety of Agricultural Products passed by Standing Committee of National People’s Congress on April 29, 2006, effective on November 1, 2006, the administrative departments for agriculture under the governments at or above the county level shall be responsible for supervision and control of the quality and safety of agricultural products; and the relevant departments of the people's governments at or above the county level shall, in compliance with the division of their duties, be responsible for the work related to the quality and safety of agricultural products. Agricultural production enterprises and specialized cooperative economic organizations of farmers shall test the quality and safety of their products themselves or entrust the testing to a testing agency. The Company has engaged a testing agency to test soil, cultivating water and air for certain planting areas to ensure the quality and safety of its products.

According to Law of the People's Republic of China on Quality and Safety of Agricultural Products, when agricultural products is marketed by agricultural production enterprises, specialized cooperative economic organizations of farmers, and by units or individuals engaged in the purchase of agricultural products, then such agriculture products will be required to be packed or labeled in case the packing and labeling is necessary according to related regulations and shall be marketable only after they are packaged or labeled. The Company believes that it has packed and labeled its orange products as in compliance with the relevant laws and regulations.

New Plant Varieties Regulation

The Regulation for the Protection of New Plant Varieties of was promulgated by the State Council on March 20, 1997 and became effective on October 1, 1997. The administrative departments of the State Council in charge of agriculture and forestry are, according to their respective functions, jointly responsible for the acceptance and examination of applications for the rights to new varieties of plants and the grant of such rights. A person that has completed the production, sale or dissemination of a new variety of plant which has been granted a variety right will have an exclusive right in its protected variety. Unless otherwise provided in the regulations, no other person may use such variety for commercial purposes without a license from the owner of the rights to the variety. The Company does not currently have the exclusive rights of a protected variety to any brand of navel orange. As its business develops, the Company may file for protection of its own orange variety in the future.

Forest Laws

The PRC Forestry Law passed by the Standing Committee of the National People’s Congress on April 29, 1998 and effective as of July 1, 1998, as well as its implemented rules promulgated by State Council on January 29, 2000 (“Forest Law”), is enacted to protect, cultivate and reasonably use of forest resources. It governs the afforestation, cultivation, felling, utilization, management and administration of forests within the PRC territory. PRC Forestry Law divided the forests into the following five categories: (1) Protection forests: forests, trees and bushes mainly aimed at protection, inclusive of water source storage forests, forests for water and soil conservation, wind protection and sand bind forests, forests for farmland and grassland protection, river bank protective belts and road protection belts; (2) Timber stands: forests and trees mainly at timber production, inclusive of bamboo groves mainly aimed at bamboo production; (3) Economic forests: trees mainly aimed at the production of fruits; edible oils, soft drinks and ingredients; industrial raw materials; and medicinal materials; (4) Firewood forests: trees mainly aimed at the production of fuels; (5) Forests for special uses: forests and trees mainly aimed at national defense, environmental protection and scientific experiments, inclusive of national defense forests, experimental forests, parent stands, environmental protection forests, scenic beauty forests, trees for sites of historical interests and the forests of natural protection areas. Forest Law prohibits land reclamation at the expense of deforestation, rock quarrying, sand quarrying, soil extracting and other activities at the expense of deforestation. The Company believes it is in material compliance with the Forestry Law.

PRC Quarantine Law on the Import and Export of Plants and relevant rules and regulations

The PRC Quarantine Inspection Law on the Import and Export of Plants passed by the Standing Committee of the National People’s Congress on October 30, 1991, and effective as of April 1, 1992, is aimed at preventing diseases, insect pests and harmful organisms from spreading into or out of the country, protecting the production of agriculture, forestry, animal husbandry and fishery as well as human health, and promoting the development of foreign economic relations and trade. The implement rule of PRC Quarantine Inspection Law on the Import and Export of Plants was promulgated by State Council on December 2, 1996 and effective as of January 1, 1997. Administration Rule of Quarantine Inspection of Exporting Fruits was promulgated by General Administration of Quality Supervision, Inspection and Quarantine of PRC (“AQSIQ”) on December 25, 2006 and effective on February 1, 2007.

Pursuant to PRC Quarantine Inspection Law on the Import and Export of Plants and its implementing regulations, (i) the Ministry of Agriculture shall be responsible for the import and export quarantine of animal and plant; and (ii) enterprises importing plant seeds, seedlings or other propagating materials must submit an application in advance and go through the formalities of quarantine inspection. In addition, according to Administration Rule of Quarantine Inspection of Exporting Fruits, the fruits may export after the pass of quarantine inspection.

We believe that we have taken reasonable measures to ensure material compliance with PRC Quarantine Law and its related implementing regulations. We have obtained registration certificates issued by Jiangxi Entry-Exit Inspection and Quarantine Bureau for the export by our orchard and packaging factory of navel oranges in accordance with the Administration Rule of Quarantine Inspection of Exporting Fruits promulgated by AQSIQ. The Administration Rule of Quarantine Inspection of Exporting Fruits also provides that the Bureau for Inspection and Quarantine execute the inspection and quarantine for exporting fruits and the goods shall be permitted for export if the exporting fruits pass such inspection and quarantine and obtain related certificates issued accordingly. Our exported oranges have passed the inspection and quarantine.

Foreign Currency Exchange

Pursuant to the Foreign Currency Administration Rules promulgated on January 29, 1996 and amended on August 1, 2008, as well as various regulations issued by State Administration of Foreign Exchange (“SAFE”) and other relevant PRC government authorities, the RMB is freely convertible into a foreign currency for current account items, including trade-related receipts and payments, interest and dividends, but not for capital account items, such as direct equity investments, loans and repatriation of investment, unless prior approval from SAFE or a local branch has been obtained. Transactions that occur within the PRC must be settled in RMB. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad and domestic enterprises must convert all of their foreign currency receipts into RMB. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local branch.

PROPERTY, PLANT AND EQUIPMENT

There is no private ownership of land in China. Land is owned by the state and the government grants land use rights for specified terms. General Preservation has obtained the following Land Use Right Certificates and Property Right Certificates which show our entitlement to the land and buildings used by the Company. In addition, General Fruit has entered into certain orchard leases.

No.	Company	Certificate Number	Area	Purpose	Property Location	Expiration Date
1	General Preservation	Property Right Certificate (Xingfangquanzheng Gaoxing Zi No. LJGF2049)	1,688 sq m	Dormitory	Mengshan Village, Gaoxing Town, Xingguo County	November 1, 2055
2	General Preservation	Property Right Certificate (Xingfangquanzheng Gaoxing Zi No. LJGF2050)	11,131 sq m	Workshop	Mengshan Village, Gaoxing Town, Xingguo County	November 1, 2055
3	General Preservation	Property Right Certificate (Xingfangquanzheng Gaoxing Zi No. LJGF2051)	418 sq m	Electricity Supply Room	Mengshan Village, Gaoxing Town, Xingguo County	November 1, 2055
4	General Preservation	Property Right Certificate (Xingfangquanzheng Gaoxing Zi No. LJGF2052)	2,241 sq m	Office Building	Mengshan Village, Gaoxing Town, Xingguo County	November 1, 2055
5	General Preservation	State-owned Land Use Right Certificate (Xingguoyong 2005 No. 2B2905-051)	39,171 sq m	Industry	Mengshan Village, Gaoxing Town, Xingguo County	November 1, 2055
6	General Fruit	Lease from various people (6)	2,343 mu	Orchards	Ningdu county	December 31, 2020
	General Fruit	Lease from various people (7)	2,258.4 mu	Orchards	Ningdu county	December 31, 2022
	General Fruit	Lease from 1 person	500 mu	Orchards	Yudu county	December 31, 2022
7	General Fruit	Lease from various people (20)	4,983 mu	Orchards	Xingguo county	December 31, 2020
8	General Fruit	Lease from one Company	4,532 mu	Orchards	Xingguo county	December 31, 2023
9	General Fruit	Orchard Land Operating Certificates (19)	approximately 4,420 mu	Orchards	Ningdu county	Various, from 2019 to 2064
10	General Fruit	Orchard Land Operating Certificates (6)	approximately 5,608 mu	Orchards	Xingguo county	Various, from 2031 to 2034

LEGAL PROCEEDINGS

We are not currently involved in any material legal or administrative proceedings, and we are not aware of any material legal or administrative proceedings pending or threatened against us. We from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

MANAGEMENT

Set forth below is information regarding our current directors and executive officers.

Name	Age	Position
Xingping Hou	53	Director, Chairman, Chief Executive Officer and President
Yanhong (Amy) Xue	42	Chief Financial Officer
Shaokang Zeng	36	Director, Secretary and Treasurer
Liwei Jia	36	Independent Director
Wei Lu	39	Independent Director
Hongcai Li	41	Independent Director

Xingping Hou, 53, has been the Company’s Chairman of the Board of Directors, Chief Executive Officer and President since July 2012. Mr. Hou has served as the Executive Director, Manager of General Fruit since March 2003 and as the Executive Director, Manager of General Preservation since July 2003. Mr. Hou has also served as the Chairman of the Board of Directors for each of General Red Industry Group Co., Ltd. and Shaanxi General Red Agricultural Development Co., Ltd. since May 2010 and October 2010, respectively. He has also served as the Chairman of the Board of Directors and President of General Red International, Inc. since November 2007. Since May 2011, Mr. Hou has served as the Chief Executive Officer, President and Chairman of General Red Holding, Inc. Mr. Hou has also served as a director of Hua Mei Investments Limited and Han Glory International Limited since April 2011. Mr. Hou graduated from the PLA Nanchang Army Institute. Mr. Hou brings historical and operational expertise and experience to the Board of Directors. Mr. Hou also brings many years of food industry experience to the Board of Directors. Mr. Hou devotes as much time as necessary to the business of the Company and currently holds no other directorships in any other reporting company.

Amy Xue, 42, is the Chief Financial Officer of the Company. She has extensive experience in U.S. GAAP financial reporting and public accounting, and she has performed audit and accounting services for a number of listed companies in a variety of industries. From October 2010 to June 2013, she was the partner of Wall Street CPA Services, LLC, an accounting firm in New York City that provided financial advisory and accounting services to listed and unlisted companies. From September 2007 to October 2010, Ms. Xue was a senior manager of Acquavella, Chiarelli, Shuster, Berkower & Co., LLP, a public accounting firm in New Jersey with an office in New York that provided audit services to listed and unlisted companies. Ms. Xue holds a M.S. in Accounting from Binghamton University and a B.S. in Law from Peking University in Beijing, China. She is a U.S. Certified Public Accountant in New York and a member of the American Institute of Certified Public Accountants (AICPA).

Shaokang Zeng, 36, is the Company’s Director, Secretary and Treasurer. Mr. Zeng has served as the Finance Department Manager of General Fruit since December 2006. Mr. Zeng graduated from the People’s University of China where he studied accounting and received an MBA from Beijing University of Chemical Technology, College of Business Administration. Mr. Zeng brings financial and strategic experience to the Company’s Board of Directors. Mr. Zeng devotes as much time as necessary to the business of the Company and currently holds no other directorships in any other reporting company.

Liwei Jia, 36, is an independent director. He graduated with a Bachelor’s Degree in Economics from Beijing Industry and Commerce University in June 2001. Mr. Jia is a Chinese Certified Public Accountant and an International Certified Internal Auditor. From July 2001 to December 2003, Mr. Jia was the project manager at Zhongrui Hengxin Accounting Firm. From January 2004 to December 2011, Mr. Jia was the Senior Audit Manager at PricewaterhouseCoopers Zhong Tian LLP and participated in the financial audit and internal control audits of a number of large Chinese public companies. From November 2011 to April 2012, Mr. Jia was the Executive Director of Funds and Assets Management of Beijing Shangyin Zhisheng Investments and Funds Management Co., Ltd. From December 2012 to the present, Mr. Jia has been the managing director of Zhongfu Runde Investments Co., Ltd. Mr. Jia’s experience in financial and internal control audits, as well as his knowledge about finance, qualify him to serve on the Board of Directors.

Wei Lu, 39, is an independent director. He graduated with a Master of Business Administration from University of Southern California, Marshall Business School in May 2003. From September 2003 to

April 2007, Mr. Lu was the director of Fidelity Capital Investment Partners, providing advisory services for Chinese companies’ oversea listings. From May 2007 to December 2009, Mr. Lu was the managing director of World Capital Market Inc, providing consulting service for Chinese companies’ mergers & acquisitions. From January 2010 to May 2011, Mr. Lu was the Chief Financial Officer of Chongqing Maotian Group, assisting with the external financial audit, road shows and reorganization. From May 2011 to the present, Mr. Lu has been a partner of Newmargin Capital, providing services for private equity and corporate finance. Mr. Lu’s experience advising, and knowledge, about Chinese companies listing overseas, as well as his experience with financial audits and corporate finance, qualify Mr. Lu to serve on the Board of Directors.

Hongcai Li, 41, is an independent director. He earned a Bachelor’s degree in Economics from Chongqing Institute of Industrial Management. Mr. Li is a certified intermediate level accountant. From July 1998 to March 2001, Mr. Li served as the accounting manager of Chognqing Chaohua Technology Co., Ltd. From April 2001 to November 2006, Mr. Li served as the Department Manager of Guomei Electronics Co Ltd. From December 2006 to March 2011, Mr. Li was the Vice President of Accounting of Tianyin Pharmaceutical Co, Inc, a NYSE MKT listed company and handled the preparation of financial statements and accounting reporting. From April 2011 to the present, Mr. Li has served as the chief financial officer of Sichuan Qiangjiang Stone Company and Sichuan Huide Financing and Guaranty Company. Mr. Li’s knowledge of accounting and his experience with internal processes of preparation of financial statements and accounting reporting qualify Mr. Lu to serve on the Board of Directors.

Independent Directors

Liwei Jia, Wei Lu and Hongcai Li are independent directors pursuant to the required standards set forth in Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended, based on an evaluation of the relationships between the Company and each of them.

Liwei Jia, Wei Lu and Hongcai Li serve on the Company’s Audit Committee. The Board of Directors has determined that each of the members of the Audit Committee is independent pursuant to the required standards set forth in Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended, based on an evaluation of the relationships between the Company and each of the members. Mr. Jia will serve as Chairman of the Audit Committee. Each of Messrs. Jia and Li were designated by the Board of Directors as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended, based on the Board of Director’s evaluation of his knowledge of accounting, qualifications and experience and has appropriate experience or background which results in his financial sophistication in accordance with the additional audit committee requirements of Rule 5605(c)(2)(A) of the NASDAQ Marketplace rules.

Wei Lu and Hongcai Li serve on each of the Company’s Compensation Committee and Nominating and Governance Committee. Mr. Li serves as Chairman of the Compensation Committee and Mr. Lu serves as Chairman of the Nominating and Governance Committee.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our Company during the past ten years.

Code of Ethics

We adopted a Code of Business Conduct and Ethics on August 5, 2012. The Code of Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K, constitutes our Code of Ethics for our principal executive officer, our principal financial and accounting officer and our other senior financial officers. The Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A printed copy of the Code of Ethics may be obtained free of charge by writing to.

Committees of the Board of Directors

Our Board of Directors has an audit committee, a compensation committee and a nominating and governance committee. Each of the committees of the Board of Directors has the composition and responsibilities described below.

Audit Committee

Liwei Jia, Hongcai Li and Wei Lu are members of our audit committee. Liwei Jia is the Chairman of the Audit Committee. Each of Liwei Jia and Wei Lu were designated by the Board of Directors as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended, based on the Board of Director’s evaluation of his knowledge of accounting, qualifications and experience and has appropriate experience or background which results in his financial sophistication in accordance with the additional audit committee requirements of Rule 5605(c)(2)(A) of the NASDAQ Marketplace rules.

Our Audit Committee is responsible, in accordance with the Audit Committee charter, recommending our independent auditors, and overseeing our audit activities and certain financial matters to protect against improper and unsound practices and to furnish adequate protection to all assets and records.

Our Audit Committee pre-approves all audit and non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date.

Compensation Committee

Hongcai Li and Wei Lu are members of our Compensation Committee and Hongcai Li is the chairman of the Compensation Committee. All members of our Compensation Committee are independent under the current definition promulgated by NASDAQ. In accordance with the Compensation Committee’s Charter, the Compensation Committee is responsible for overseeing and, and as appropriate, making recommendations to the Board of Directors regarding the annual salaries and other compensation of our executive officers and general employees and other polices, providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Governance Committee

Liwei Jia and Wei Lu are members of our Nominating and Governance Committee and Wei Lu is the chairman of Nominating and Governance Committee. All members of our Nominating and Governance Committee will be qualified as independent under the current definition promulgated by NASDAQ. In accordance with the Nominating and Governance Committee’s Charter, our Nominating and Governance Committee is responsible to identify and nominate members for election to the Board of Directors; develop and recommend to the Board of Directors a set of corporate governance principles applicable to our company; and oversee the evaluation of the Board of Directors and management.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks; no executive officer of ours serves as a member of the Board of directors or the compensation committee of another entity that has an executive officer serving on our Board of directors.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The following tables set forth certain summary information concerning all plan and non-plan compensation awarded to, earned by, or paid to the named executive officers and directors by any person for all services rendered in all capacities to the Company in the past two fiscal years:

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers for the fiscal years ended September 30, 2014 and 2013:

Name	Principal Position	Years	Salary
Xingping Hou	President, Chief Executive Officer and Director	2014	$20,000(1)
		2013	$20,000(1)
Amy Xue	Chief Financial Officer	2014	$65,000
		2013	$65,000
Shaokang Zeng	Secretary, Director and former Chief Financial Officer	2014	$15,000(1)
		2013	$15,000(1)

(1)	The salary set forth was earned for service as director of the Company but declined by the director. No compensation was earned by Xingping Hou and Shaokang Zeng for service as an executive officer of the Company. Mr. Hou and Mr. Zeng chose to decline any compensation in 2013 and 2014.

Employment Agreements

On January 31, 2013, the Company entered into agreements with Xingping Hou and Shaokang Zeng, and Yongjun Zeng, a former director of the Company, in connection with their service as directors of the Company. Pursuant to the agreements, Xingping Hou is entitled to receive annual compensation of $20,000, Shaokang Zeng is entitled to receive annual compensation of $15,000, and Yongjun Zeng was entitled to receive annual compensation of $10,000 for their services. For 2013, the employee directors declined the compensation to which they were entitled. The Company reimburses each director for reasonable expenses incurred in connection with his performance of duties as a director of the Company, including travel expenses. The Company also agrees to include each director as an insured under its directors and officers insurance policy and indemnify him for any expenses incurred in connection with his performance of duties as a director of the Company. The employment agreement with Yongjun Zeng was terminated on September 5, 2013 when Yongjun Zeng resigned from the position of Director.

On July 1, 2013, Yanhong Xue (also known as “Amy Xue”, hereinafter referred to as “Amy Xue”) was appointed the Chief Financial Officer by the Board of Directors of the Company and entered into an employment agreement dated July 1, 2013 with Amy Xue (the “Employment Agreement”).

Under the Employment Agreement, Amy Xue is employed by the Company for a term of 36 months commencing on July 1, 2013. The Company may terminate the Employment Agreement upon an aggregate thirty (30) business days’ prior written notice and opportunity to cure. Amy Xue may terminate this Agreement immediately if (a) Company fails to make when due any payments to her under the Employment Agreement; (b) if she determines, in her sole discretion, that Company has failed to provide complete and accurate information necessary for her to perform the services required by the Employment Agreement, or that Company is acting or has acted in a manner that damages or could potentially damage her reputation in the business community, or (c) if Company (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) is declared insolvent or admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; (iv) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors, provided that, in the case of an involuntary proceeding, the proceeding is not dismissed with prejudice within sixty (60) days after the institution thereof; or (v) if Company becomes the subject of a Federal, State, SEC or NASD investigation into its business practices, accounting or officers and directors.

The thirty-six (36) month term of the Employment Agreement shall be deemed automatically renewed unless the Company gives notice to Amy Xue of an intention to terminate at the expiration of the original term. The notice must be in writing, received by Amy Xue at least thirty (30) days prior to the end of the term, and specifically address the automatic renewal provision of the Employment Agreement.

The Company agrees to pay Amy Xue a monthly salary of RMB 33,580 for the first year and a monthly salary increased by 10% for the second year and thereafter. In the event that Amy Xue, in her capacity as CFO, introduces any funding source to Company and Company successfully obtains funding from such source, Company shall pay Amy Xue a bonus equal to 5% of the total amount of funding obtained from such source at the closing date(s) of such funding transaction(s). Any compensation payment over-due fifteen (15) days will accrue interests at 1.5% compounded (one and a half percent) every thirty days.

Director Compensation

The following table sets forth information regarding the compensation of our directors for the fiscal year ended September 30, 2014:

Name	Fees Earned or paid in Cash
Xingping Hou	$20,000	(1)
Shaokang Zeng	$15,000	(1)
Liwei Jia	$15,564
Wei Lu	$15,564
Hongcai Li	$15,564

(1)	The salary set forth was earned for service as director of the Company in 2014 but declined by the director.

Xingping Hou is entitled to receive annual compensation of $20,000 and Shaokang Zeng is entitled to receive annual compensation of $15,000 for their service as directors. Mr. Hou and Mr. Zeng chose to decline any compensation in 2014.

Liwei Jia, Hongcai Li and Wei Lu receive $1,297 (8,000 RMB Yuan) per month as set forth in the Company’s Compensation Committee Charter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of January 16, 2015 (after giving effect to the Share Exchange and the related issuances) by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our Common Stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers as a group. On July 12, 2013, the Company effected the 1 for 8 reverse split of the Company’s common stock. As of January 16, 2015, we had 15,918,940 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is Room 801, Plaza B, Yonghe Building, No.28 AnDingMen East Street, Dongcheng District, Beijing, China.

Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)	Percent of Class(2)
		Before the Offering(6)	After the Offering
			Minimum Offering	Maximum Offering
Xingping Hou(3)	9,997,841	62.80%	59.80%	55.79%
Shaokang Zeng	—	—	—	—
Amy Xue	—	—	—	—
Liwei Jia	—	—	—	—
Wei Lu	—	—	—	—
Hongcai Li	—	—	—	—
Across Asia Investments Limited(4)	1,082,500	6.80%	6.47%	6.04%
Ever Shining Investments Limited(5)	1,083,750	6.81%	6.48%	6.05%
Hua Mei Investments Limited(3)	9,997,841	62.80%	59.80%	55.79%
Zhihao Sabio Zhang(3)	9,997,841	62.80%	59.80%	55.79%
All officers and directors as a group (5 persons)	9,997,841	62.80%	59.80%	55.79%

(1)	Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or or investment power within 60 days. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.
(2)	Based on 15,918,940 shares of Common Stock outstanding as of January 16, 2015.
(3)	Xingping Hou is the sole director of Hua Mei Investments Limited, and Zhihao Sabio Zhang owns all of the outstanding shares of Hua Mei Investments Limited. Pursuant to a call option agreement dated July 1, 2012, Mr. Hou has the right to purchase all of the shares in Hua Mei Investments Limited held by Mr. Zhang. Such option vests in three annual installments over a period of three years, of which 34% became exercisable on July 1, 2013, 33% becomes exercisable on July 1, 2014, and the remaining 33% becomes exercisable on July 1, 2015. The option expires on July 1, 2017.
(4)	The address of Across Asia Investment Limited (“Across Asia”) is Room 1605, Plaza A, Xin-Tian-Di, No. Jia-1, Xi-Ba-He Nan Road, Chaoyng District, Beijing City, 100028, China. Shiqiu Xiao is the sole director and shareholder of Across Asia and may be deemed to beneficially own the 1,082,500 shares of common stock of the Company owned by Across Asia.
(5)	The address of Ever Shining Investment Limited (“Ever Shining”) is Room 1605, Plaza A, Xin-Tian-Di, No. Kia-1, Xi-Ba-He Nan Road, Chaoyang District, Beijing City, 100028, China. Chunquan Luo is the sole director and shareholder of Ever Shining and may be deemed to beneficially own the 1,083,750 shares of common stock of the Company owned by Ever Shining.
(6)	The percent of class after the minimum offering assumes the sale of the minimum offering amount of 800,000 shares and the percent of class after the maximum offering assumes the sale of the maximum offering amount of 2,000,000 shares.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Certain Relationships And Related Party Transactions

Other than as disclosed below, there were no transactions with related parties during the fiscal years ended September 30, 2014 and 2013.

As of September 30, 2014 and September 30, 2013, the Company had outstanding debts from a related party, Hua Mei, of $1,508,566 and $718,261, respectively.

These debts are non-interest bearing and payable on demand. The proceeds of these debts were utilized as working capital.

Independent Directors

Liwei Jia, Wei Lu and Hongcai Li are independent directors pursuant to the required standards set forth in Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended, based on an evaluation of the relationships between the Company and each of them.

Changes in Control

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

GENERAL DESCRIPTION OF CAPITAL STOCK

General

Our Amended and Restated Certificate of Incorporation authorizes the issuance of 250,000,000 shares of capital stock including (i) 200,000,000 shares of common stock, $0.0001 par value per share, of which 15,918,940 shares were outstanding as of the date of this Prospectus and (ii) 50,000,000 shares of “blank check” preferred stock, none of which were outstanding on the date of this prospectus. If the minimum 800,000 shares being registered are sold, 16,718,940 shares of our common stock will be outstanding after the Offering. If the maximum 2,000,000 shares being registered for sale in the Offering are sold, 17,918,940 shares of our common stock will be outstanding after the Offering.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights, but are entitled to one vote for each shares of common stock they hold. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

The Amended and Restated Certificate of Incorporation authorizes 50,000,000 shares of preferred stock, par value $0.0001, as a class of “blank check” preferred stock. The Board of Directors may prescribe the series and the number of the shares of each series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of each series of preferred stock. Our Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any shares of preferred stock, except as may be required by applicable law or rules.

Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and By-laws

Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless that takeover or change in control is approved by our Board of Directors.

Undesignated Preferred Stock

The authorization of undesignated preferred stock in our certificate of incorporation will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.

Special Meetings

Our Amended and Restated By-laws provide that special meetings of stockholders may be called only by the chairman or the president or vice president (if any) or secretary at the request in writing of the majority of the members of the Board of Directors or holders of a majority of the total voting power of all outstanding shares of stock of this corporation then entitled to vote, and may not be called by the stockholders absent such request, which may delay the ability of our stockholders to force consideration of proposals or for holders controlling a majority of our capital stock to take any action, including removal of directors.

Business Combinations with Interested Stockholders

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

(a)	prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(b)	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(c)	at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance.

Indemnification of Directors and Officers and Insurance

Our Amended and Restated Certificate of Incorporation contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate, to the extent legally permissible, a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws.

Furthermore, our Amended and Restated Certificate of Incorporation contains provisions requiring us to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, and these indemnification rights continue after the director or officer ceases to be a director or officer.

Under these provisions, the Company would not be obligated to indemnify any director or officer in connection with a proceeding initiated by that director or officer unless the proceeding was authorized or consented to by the Board of Directors. The right to indemnification includes the right to be paid expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition and permits the Company, to the extent authorized from time to time by the Board of Directors, to provide rights to indemnification and to the advancement of expenses to employees and agents similar to those conferred to directors and officers. The rights to indemnification and to the advance of expenses under our Amended and Restated Certificate of Incorporation proposed charter are not exclusive of any other right existing under our Amended and Restated By-laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Further, rights to indemnification and advancement of expenses would not be affected by any repeal or modification of our Amended and Restated Certificate of Incorporation with respect to any prior acts or omissions. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as on injunction or recission in the event of a breach by a director or an officer of his duty of care to us. We also expect to continue to maintain directors’ and officers’ liability insurance. We believe that these provisions assist us in attracting and retaining qualified individuals to serve as executive officers and directors.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Transfer Agent and Registrar

Upon the completion of this Offering, the transfer agent and registrar for our common stock will be Globex Transfer, LLC at 780 Deltona Blvd, Suite 202, Deltona, FL 32725, and its telephone number is (813) 344-4490.

Exchange Listing

We intend to apply to list our common stock on the NASDAQ Capital Market under the symbol “GELT.”

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Although the Company anticipates that a public market for over-the-counter trading of the Company’s securities may further develop after the Offering is completed, there can be no assurance that such a market will develop or that it will be sustained. After the effective date of this registration statement, approximately 12% of the shares of our common stock will be unrestricted and freely salable, and none of those shares will be owned by affiliates of the Company. We intend to apply for listing of our common stock on the NASDAQ Capital, but there can be no assurance that such application will be accepted, or that if accepted, any market for our shares will ever develop. For information on shareholders who will own 5% or more of our common stock following the Offering, as well as the ownership of our officers and directors, please see “Security Ownership of Certain Beneficial Owners and Management” on page 61.

Holders

As of January 16, 2015, there were approximately 630 holders of record of our common stock.

Equity Compensation Plans

The Company has no equity incentive plans.

SHARES ELIGIBLE FOR FUTURE SALE

When the Offering is completed, if the minimum 800,000 shares being registered are sold, 16,718,940 shares of our common stock will be outstanding after the Offering. If the maximum 2,000,000 shares being registered for sale in the Offering are sold, 17,918,940 shares of our common stock will be outstanding after the Offering. The      shares offered by this Prospectus will be freely tradeable unless they are purchased by our “affiliates,” as defined in Rule 144 under the Securities Act of 1933. 15,687,063 of the remaining outstanding shares are “restricted,” which means they were originally sold in offerings that were not subject to a registration statement filed with the SEC. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144. Sales under Rule 144 may be subject to volume limitations and other conditions.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our common stock. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Material United States Federal Income Tax Considerations

General

The following is a summary of the material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of our common stock purchased by the investor pursuant to this Offering. As used in this discussion, references to “we,” “our” and “us” refer only to General Agriculture Corporation.

The first part of the discussion below pertains to the U.S. federal income tax consequences to “U.S. Holders” of the acquisition, ownership and disposition of our common stock. A U.S. Holder is a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our common stock is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own our common stock as capital assets within the meaning of Section 1221 of the Code, and (except as provided below) does not address the potential application of the Medicare contribution tax on certain unearned income or the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;
•	broker-dealers;
•	taxpayers who are subject to the mark-to-market accounting rules under Section 475 of the Code;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 5 percent or more of our voting stock;
•	persons that acquired our common stock pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;
•	persons that hold our common stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. Dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our common stock. This discussion assumes that any distributions made (or deemed made) by us on our common stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our common stock will be in U.S. Dollars. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Distributions

A U.S. Holder generally will be required to include in gross income the amount of any cash dividend paid on the shares of our common stock. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such cash distributions in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “— Taxation on the Disposition of Common Stock” below.

Any dividends we pay to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum regular tax rate accorded to long-term capital gains.

Taxation on the Disposition of Common Stock

Upon a sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 20 percent (plus, in some instances, the Medicare contribution tax). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common stock exceeds one year. The deductibility of capital losses is subject to various limitations.

Non-U.S. Holders

Taxation of Distributions

Any cash distribution we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividend paid to a Non-U.S. Holder with respect to shares of our common stock that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). In satisfying the foregoing withholding obligation with respect to a cash distribution, we may withhold up to 30 percent of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “— Taxation on the Disposition of Common Stock” below.

Cash dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the Non-U.S. Holder is a corporation, such dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Taxation on the Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of our common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);
•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•	we are, or have been, a U.S. real property holding corporation (a “USRPHC”), for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our common stock and the Non-U.S. Holder’s holding period for our common stock.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses incurred during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax rate (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We have not made a determination of whether we currently are, or expect to be for the foreseeable future, a USRPHC. The tax relating to stock in a USRPHC does not apply if your holdings, actual and constructive, amount to 5% or less of our common stock at all times during the applicable period, provided that our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose. Non-U.S. Holders, particularly those Non-U.S Holders that could be treated as actually or constructively holding more than 5 percent of our common stock, should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our common stock.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. Holder who:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Other Withholding Requirements

Non-U.S. Holders of our common stock may be subject to U.S. withholding tax at a rate of 30% under sections 1471 through 1474 of the Code, commonly referred to as “FATCA.” This withholding tax may apply if you (or any foreign intermediary that receives a payment on your behalf) do not comply with certain U.S. information reporting requirements and are not otherwise exempt from such rules. An intergovernmental agreement between the U.S. and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. The payments potentially subject to this withholding tax include dividends on, and gross proceeds from the sale or other disposition of, our common stock. Where applicable, the withholding tax described above would apply to dividends paid on or after July 1, 2014, and to gross proceeds from the sale or other disposition of our common stock on or after January 1, 2017. We will not pay any additional amounts to non-U.S. Holders in respect of any amounts withheld. You should consult your tax advisor regarding the possible implications of FATCA for your investment in our common stock.

Material PRC Income Tax Considerations

The following discussion summarizes the material PRC income tax considerations relating to the acquisition, ownership and disposition of our common stock purchased by an investor pursuant to this Offering. As used in this discussion, references to “we”, “our” and “us” refer only to General Agriculture Corporation.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25 percent enterprise income tax rate on worldwide income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice on the Issues Regarding Recognition of Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008. This notice provides that an overseas incorporated enterprise that is controlled domestically will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of Board of Director meetings and stockholder meetings, etc., are maintained in the PRC; and (iv) 50 percent or more of the members of the Board of Directors with voting rights or senior management habitually reside in the PRC.

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident status of a company organized under the laws of a foreign (non-PRC) jurisdiction, such as us and/or Han Glory International. If the PRC tax authorities determine that we, General Red Holding, Han Glory and/or Greater China International are a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we and/or Han Glory could be subject to the enterprise income tax at a rate of 25 percent on our, General Red Holding, Han Glory and/or Greater China International worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. As a result, if we, General Red Holding, Han Glory and/or Greater China International are treated as “qualified resident enterprises,” all dividends paid from Hanxin Agriculture, General Fruit or General Preservation to us (through General Red Holding, Han Glory and/or Greater China International) should be exempt from PRC tax.

As of the date of this Prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us, General Red Holding, Han Glory and/or Greater China International. However, since it is not anticipated that we, General Red Holding, Han Glory and/or Greater China International would receive dividends or generate other income in the near future, we, General Red Holding, Han Glory and/or Greater China International are not expected to have any income that would be subject to the 25 percent enterprise income tax on global income in the near future. We, General Red Holding, Han Glory and/or Greater China International will make any necessary tax payment if we, General Red Holding, Han Glory and/or Greater China International (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we, General Red Holding, Han Glory and/or Greater China International are a resident enterprise under the EIT Law, and if we, General Red Holding, Han Glory and/or Greater China International were to have income in the future.

Dividends From Hanxin Agriculture, General Fruit and General Preservation

If General Red Holding, Han Glory and/or Greater China International are not treated as a resident enterprise under the EIT Law, then dividends that General Red Holding, Han Glory and/or Greater China International receive from Hanxin Agriculture, General Fruit or General Preservation may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25 percent will normally be applicable to investors that are “non-resident enterprises” (“non-resident investors”) which (i) have an establishment or place of business inside the PRC, and (ii) have income in connection with their establishment or place of business that is sourced from the PRC or is earned outside the PRC but has an actual connection with their establishment or place of business inside the PRC, and (B) a PRC withholding tax at a rate of 10 percent will normally be applicable to dividends payable to non-resident investors which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions on a case-by-case basis. We, General Red Holding, Han Glory and/or Greater China International are holding companies and substantially all of our income and that of General Red Holding, Han Glory and/or Greater China International may be derived from dividends. Thus, if we, General Red Holding, Han Glory and/or Greater China International are considered a “non-resident enterprise” under the EIT Law and the dividends paid to us, General Red Holding, Han Glory and/or Greater China International are considered income sourced within the PRC, such dividends received may be subject to PRC withholding tax as described in the foregoing paragraph.

As of the date of this Prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us, General Red Holding, Han Glory and/or Greater China International. As described above, however, Hanxin Agriculture, General Fruit and General Preservation are not expected to pay any dividends in the near future. We, General Red Holding, Han Glory and/or Greater China International

will make any necessary tax withholding if, in the future, Hanxin Agriculture, General Fruit or General Preservation were to pay any dividends and we, General Red Holding, Han Glory and/or Greater China International (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we, General Red Holding, Han Glory and/or Greater China International are a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our common stock may be subject to taxes under the PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC withholding tax at the rate of 10 percent is applicable to dividends payable to non-resident investors which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of our common stock by such investors is also subject to 10 percent PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our common stock, or gain non-resident investors may realize from the sale or transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10 percent. In such event, we may be required to withhold a 10 percent PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying PRC tax at a rate of 10 percent on any gain realized from the sale or transfer of our common stock if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock.

If we were to pay any dividends in the future, and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realize any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10 percent PRC income tax on the gain from the sale or transfer of our common stock. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock.

On December 15, 2009, the SAT released Circular Guoshuihan No. 698 (“Circular 698”) that reinforces the taxation of non-listed equity transfers by non-resident enterprises through overseas holding vehicles. Circular 698 addresses indirect share transfers as well as other issues. Circular 698 is retroactively effective from January 1, 2008. According to Circular 698, where a foreign (non-PRC resident) investor who indirectly holds shares in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers equity interests in a PRC resident enterprise by selling the shares of the offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5 percent or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer. The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. A reasonable commercial purpose may be established when the overall international (including U.S.) offshore structure is set up to comply with the requirements of supervising authorities of international (including U.S.) capital markets. If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the seller to PRC tax on the capital gain from such transfer. Since Circular 698 has a short history, there is uncertainty as to its application. We (or a foreign investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such foreign investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such foreign investor’s investment in us).

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10 percent on any gain realized from the sale or transfer of our common stock if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by a non-resident investor from the sale or transfer of our common stock is subject to any income tax in the PRC, and such non-resident investor fails to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, such investor may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05 percent of the overdue amount, beginning from the day the deferral begins) and a fine ranging from 50 percent to 500 percent of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50 percent to 500 percent of the unpaid tax payable, and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and cannot provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or its legal representative from leaving the PRC.

LEGAL MATTERS

The validity of the common stock offered by this Prospectus will be passed upon for us by Kelley Drye & Warren, LLP, Stamford, Connecticut. Certain legal matters in connection with this Offering relating to PRC law will be passed upon for us by Allbright Law Offices, Shanghai, PRC and for the underwriter by Han Kun Law Offices. Certain legal matters relating to the Offering will be passed upon for the underwriter by Cozen O'Connor, New York City, New York.

EXPERTS

Our consolidated financial statements as of and for the years ended September 30, 2014 and 2013 were audited by Friedman LLP, New York, New York, an independent registered public accounting firm, as set forth in their report appearing herein, and are included in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

Almost all of our assets are located outside of the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States. We have appointed Business Filings Incorporated, 108 W. 13th Street, Wilmington, DE 19801, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

There is uncertainty as to whether the courts of the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Under the PRC Civil Procedures Law, courts in the PRC may recognize and enforce foreign judgments based either on treaties between China and the country where the judgment is rendered or on reciprocity arrangements for the recognition and enforcement of foreign judgments between jurisdictions. If there are neither treaties nor reciprocity arrangements between China and a foreign jurisdiction where a judgment is rendered, according to the PRC Civil Procedures Law, matters relating to the recognition and enforcement of a foreign judgment in the PRC may be resolved through diplomatic channels. The PRC does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is generally difficult to recognize and enforce in the PRC a judgment rendered by a court in USA. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders of the Company to establish sufficient nexus to the PRC by virtue only of the Company’s ownership of stock of the Company’s subsidiaries.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the U.S Securities Act of 1933 relating to this Offering. This Prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the Securities and Exchange Commission allow us to omit various information from this Prospectus that is included in the registration statement. Statements made in this Prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the Securities and Exchange Commission without charge at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1 800 SEC 0330 for further information on the public reference room. The Securities and Exchange Commission also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the Securities and Exchange Commission. Our filings with the Securities and Exchange Commission are also available to the public through this web site at http://www.sec.gov.

We are not currently subject to the informational requirements of the Exchange Act. As a result of this Offering, Upon completion of this Offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at the address noted above or inspect them without charge at the Securities and Exchange Commission’s website. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

People’s Republic of China.  This Prospectus may not be circulated or distributed in the PRC and our common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

GENERAL AGRICULTURE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014 AND 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of General Agriculture Corporation

We have audited the accompanying consolidated balance sheets of General Agriculture Corporation and subsidiaries (the “Company”) as of September 30, 2014 and 2013, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2014. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the two-year period ended September 30, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

New York, NY

December 10, 2014

GENERAL AGRICULTURE CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30, 2014	September 30, 2013
ASSETS
Current Assets
Cash and cash equivalents	$3,352,045	$2,408,520
Inventory	4,951,273	4,074,166
Advance payments	2,189,956	24,438
Prepaid leases	3,773,379	2,372,480
Other current assets	11,572	15,625
Total Current Assets	14,278,225	8,895,229
Property and equipment, net	13,985,305	15,108,031
Other Assets
Intangibles, net	153,712	158,020
Prepaid leases, net of current portion	23,367,927	18,000,267
Total Other Assets	23,521,639	18,158,287
TOTAL ASSETS	$51,785,169	$42,161,547
Liabilities
Current Liabilities
Short-term bank loans	$4,547,200	$5,542,000
Accounts payable and accrued expenses	276,443	208,325
Due to related parties	1,508,566	718,261
Other current liabilities	61,849	45,865
Total Current Liabilities	6,394,058	6,514,451
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.0001 par value, 200,000,000 shares authorized 15,918,940 shares issued and outstanding at September 30, 2014 and 2013, respectively	1,592	1,592
Additional paid-in capital	4,909,572	4,909,572
Statutory reserves	2,539,170	2,508,735
Retained earnings	35,545,085	25,678,005
Accumulated other comprehensive income	2,395,692	2,549,192
Total stockholders’ equity	45,391,111	35,647,096
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$51,785,169	$42,161,547

See accompanying notes to the consolidated financial statements.

GENERAL AGRICULTURE CORP.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended September 30,
	2014	2013
Sales	$19,451,820	$17,490,837
Cost of sales	8,195,629	7,565,946
Gross profit	11,256,191	9,924,891
Operating expenses
Selling expenses	151,142	886,595
General and administrative expenses	1,306,695	891,893
Total operating expenses	1,457,837	1,778,488
Income from operations	9,798,354	8,146,403
Other income (expenses):
Government subsidy	477,036	276,442
Interest income	12,613	10,414
Interest expense	(314,111)	(302,411)
Other income (expense), net	(76,377)	41,610
Total other income	99,161	26,055
Income before provision for income taxes	9,897,515	8,172,458
Provision for income taxes	—	—
Net income	9,897,515	8,172,458
Other comprehensive income
Foreign currency translation adjustment	(153,500)	932,630
Total comprehensive income	$9,744,015	$9,105,088
Earnings per share:
Basic and diluted	$0.62	$0.51
Weighted average number of common stock outstanding
Basic and diluted	15,918,940	15,918,694

See accompanying notes to the consolidated financial statements.

GENERAL AGRICULTURE CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock Shares	Amount	Additional Paid in Capital	Statutory Reserves	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance at September 30, 2012	15,918,940	$1,592	$4,909,572	$1,653,723	$18,360,559	$1,616,562	$26,542,008
Comprehensive income:
Net income	—	—	—	—	8,172,458	—	8,172,458
Foreign currency translation gain	—	—	—	—	—	932,630	932,630
Appropriation of statutory reserves	—	—	—	855,012	(855,012)	—	—
Balance at September 30, 2013	15,918,940	1,592	4,909,572	2,508,735	25,678,005	2,549,192	35,647,096
Comprehensive income:
Net income	—	—	—	—	9,897,515	—	9,897,515
Foreign currency translation loss	—	—	—	—	—	(153,500)	(153,500)
Appropriation of statutory reserves	—	—	—	30,435	(30,435)	—	—
Balance at September 30, 2014	15,918,940	$1,592	$4,909,572	$2,539,170	$35,545,085	$2,395,692	$45,391,111

See accompanying notes to the consolidated financial statements.

GENERAL AGRICULTURE CORP.

CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Years Ended September 30,
	2014	2013
Cash flows from operating activities:
Net Income	$9,897,515	$8,172,458
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of prepaid lease	3,181,613	2,277,696
Depreciation and amortization	1,150,145	1,120,409
Loss on disposal of property and equipment	5,879	—
Changes in current assets and current liabilities:
Inventory	(893,753)	(422,011)
Advance payments	(2,169,608)	12,584
Prepaid leases	(10,037,807)	(9,281,984)
Other current assets	4,002	3,976
Accounts payable and accrued expenses	69,949	(356,021)
Customer deposits	—	(1,412,136)
Other current liabilities	18,446	(4,731)
Net cash provided by operating activities	1,226,381	110,240
Cash flows from investing activities:
Acquisition of property and equipment	(88,944)	(83,170)
Proceeds from disposal of property and equipment	5,738	—
Addition to construction in progress	—	(16,182)
Net cash used in investing activities	(83,206)	(99,352)
Cash flows from financing activities:
Change in restricted cash	—	280,823
Proceeds from short-term bank loans	4,555,600	5,455,980
Repayment of short-term bank loans	(5,531,800)	(4,220,361)
Proceeds from related parties, net	787,170	562,850
Net cash provided by (used in) financing activities	(189,030)	2,079,292
Effect of exchange rate changes on cash and cash equivalents	(10,620)	(32,705)
Net increase in cash and cash equivalents	943,525	2,057,475
Cash and cash equivalents – beginning of year	2,408,520	351,045
Cash and cash equivalents – ending of year	$3,352,045	$2,408,520
Supplemental disclosure of cash flow information:
Cash paid for interest	$314,111	$302,411
Supplemental schedule of non-cash investing and financing activities
Construction in progress transferred to property and equipment	$305,118	$—

See accompanying notes to the consolidated financial statements.

GENERAL AGRICULTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

General Agriculture Corporation (“GELT”), formerly Geltology Inc., was established under the laws of the State of Delaware on March 24, 2010. On July 12, 2013, GELT filed with the Secretary of State of Delaware a Certificate of Amendment to change its name to General Agriculture Corporation.

Through a series of reorganizations, GELT currently owns 100% of General Red Holdings, Inc. (“GRH”), which was established, under the laws of the State of Delaware, on January 18, 2011. GRH owns 100% interest of Han Glory International Investment Limited (“Han Glory”), a company incorporated on April 28, 2011 under the laws of British Virgin Islands.

Han Glory is a sole owner of Greater China International Investment Limited (“Greater China International”), a company incorporated on December 4, 2009 under the laws of Hong Kong.

On January 13, 2010, Greater China International formed Nanchang Hanxin Agriculture Technology Co., Ltd, a wholly foreign-owned enterprise (the “WFOE”) in the city of Nanchang, Jiangxi Province, the People’s Republic of China (“PRC”).

On February 5, 2010, the WFOE acquired all the shares of Xingguo General Fruit Industry Development Co., Ltd (“General Fruit”) through essentially a capital recapitalization transaction. General Fruit was formed in Xingguo County, Jiangxi Province, under the corporate laws of PRC on March 5, 2003. The primary business of General Fruits is to grow and sell navel oranges. General Fruit owns 100% interest of General Red Navel Orange Preservation Company, Ltd. (“General Preservation”) a citrus fruits company primarily engaged in preserving, packaging and marketing premium navel oranges. General Preservation provides wholesale, retail, and institutional customers throughout PRC and several other countries with premium navel orange fruits under the trademark of “General Red”.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the accounts of General Agriculture Corporation and its wholly-owned subsidiaries (collectively referred to as the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

Seasonal Nature of Operations

The Company’s operations are seasonal based on the maturity stage of its products. Sales are concentrated during the months from November through March, corresponding to the Company’s product maturity cycle which begins in the month of October when oranges are harvested and are ready for sale.

Foreign Currency Translation and Transactions

The accompanying consolidated financial statements are presented in U.S. dollars (“USD”). Greater China International’s functional currency is the Hong Kong Dollar (“HKD”) and Nanchang Hanxin Agriculture Technology Co., Ltd, General Fruit and General Preservation’s functional currency is Chinese Yuan Renminbi (“RMB”). All assets and liabilities are translated at the current exchange rate, at respective balance sheets dates, stockholders’ equity is translated at the historical rates and income statement items are translated at the average exchange rate for the reporting periods. The resulting translation adjustments are reported as a component of stockholders’ equity as “Accumulated Other Comprehensive Income” in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) topic 220, “Comprehensive Income”.

Due to the fact that cash flows are translated based on the average exchange rates, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

GENERAL AGRICULTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. There were no material transaction gains or losses in the periods presented.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	September 30,
	2014	2013
Year end RMB:USD exchange rate	0.1624	0.1630
Average Yearly RMB:USD exchange rate	0.1627	0.1605
Year end HKD:USD exchange rate	0.1288	0.1290
Average Yearly HKD:USD exchange rate	0.1290	0.1289

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the recoverability of the carrying amounts of recorded assets and liabilities, estimated useful life of property and equipment, inventory obsolescence and the allowance for doubtful accounts.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short-term cash investments that are highly liquid in nature and have original maturities of three months or less.

Accounts Receivable

Accounts receivable are recorded net of allowance for doubtful accounts. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. Periodically, management assesses customer credit history and relationships as well as performs accounts receivable aging analysis. Accounts are considered past due after three months. As of September 30, 2014 and 2013, no allowance was deemed necessary since there was no accounts receivable balance outstanding respectively.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the weighted-average cost method. Provisions are made for excess and slow moving inventory as well as inventory whose carrying value is in

GENERAL AGRICULTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

excess of net realizable values, if any. Management continually evaluates the recoverability based on assumptions about customer demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact our gross margin and operating results. As of September 30, 2014 and 2013, no reserve was deemed necessary as no excess or slow-moving inventory was observed.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Life
Electronic equipment	5 years
Vehicles	10 years
Machinery and equipment	5 to 15 years
Buildings and improvements	5 to 20 years
Navel orange orchards	11 to 30 years

Construction in progress primarily represents the construction costs of buildings, machinery, equipment and agricultural improvements made to the orchards. Costs incurred are capitalized and transferred to property and equipment upon completion, at which time depreciation commences.

Navel orange orchards consist of orchards the Company planted and acquired from local farmers and include costs related to land leveling, saplings, fertilizer, labor and facilities on orchard lands. The planting costs were capitalized. In 2008 and 2011, the Company directly acquired certain navel orange trees from local farmers, which were also capitalized.

Cost of repairs and maintenance is expensed as incurred. Gain or loss on disposal of property and equipment, if any, is recognized in the statements of operations and comprehensive income.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. As of September 30, 2014 and 2013, there was no impairment of long-lived assets.

Intangible Assets

Intangible assets with finite lives are amortized using the straight-line method over their estimated period of benefit. Evaluation of the recoverability of intangible assets is made to take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairment of intangible assets has been identified as of the balance sheet dates. Land use rights are amortized on a straight-line basis over its estimated useful life of 50 years.

Revenue Recognition

The Company derives its revenue primarily from sale of navel oranges. Revenue is recognized when products are shipped, title and risk of loss is passed to the customers and collection is reasonably assured. Payments received before the above criteria are satisfied are recorded as advances from customers.

GENERAL AGRICULTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income Tax

The Company applies the provisions of FASB ASC 740-10, Accounting For Uncertainty In Income Taxes, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in financial statements. ASC 740-10 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. ASC 740-10 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements.

All of the Company’s income is generated in the PRC, and accordingly, its income tax provision is calculated based on the applicable tax rates and existing legislation, interpretation and practices in respect thereof.

Comprehensive Income

Comprehensive income is defined as the change in equity of a company from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income includes net income and foreign currency translation adjustments.

Advertising Expense

The Company expenses all advertising expenses as incurred. Advertising expenses included in selling expenses were $52,132 and $30,904 for the years ended September 30, 2014 and 2013, respectively.

Shipping and Handling

All shipping and handling costs are expensed as incurred and included in selling expenses. Shipping and handling expenses were $25,062 and $803,970 for the years ended September 30, 2014 and 2013, respectively.

Statutory Reserves

Pursuant to the applicable laws in the PRC, the Company makes appropriations to two non-distributable reserve funds, the statutory surplus reserve and the statutory public welfare reserve. The appropriations are based on after-tax net earnings as determined in accordance with the PRC generally accepted accounting principles, after offsetting any prior years’ losses. Appropriation to the statutory surplus reserve is based on an amount at least equal to 10% of after-tax net earnings until the reserve is equal to 50% of the entity’s registered capital. Appropriation to the statutory public welfare fund is based on 5% to 10% of after-tax net earnings and is not mandatory. The statutory public welfare reserve is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable, except in the event of liquidation.

The Company does not make appropriations to the discretionary surplus reserve fund. As of September 30, 2014 and 2013, the Company had appropriated $2,539,170 and $2,508,735 of statutory surplus reserve funds, respectively.

Value-added-tax

The Company is subject to a value added tax (“VAT”) of 13% for selling navel oranges that were bought from other farmers. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty based on the amount of the

GENERAL AGRICULTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

taxes which are determined to be late or deficient, and will be expensed in the period if and when a determination is made by the tax authorities that a penalty is due. The Company reports revenues net of PRC’s value added tax for all the periods presented in the consolidated statements of operations.

Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the shorter of the lease term or estimated useful life.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and accounts receivable arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

As of September 30, 2014 and 2013, the Company’s cash was with banks in the PRC and Hong Kong, where there is currently no rule or regulation mandated on obligatory insurance of bank accounts.

For the year ended September 30, 2014, one customer accounted for 13% of the Company’s sales. For the year ended September 30, 2013, two customers accounted for 10% and 10% of the Company’s sales.

For the year ended September 30, 2014, two vendors provided 66.86% and 20.64% of the Company’s total purchases, respectively. For the year ended September 30, 2013, four vendors provided 20.30%, 16.27%, 10.40% and 10.12% of the Company’s total purchases, respectively.

Fair Value of Financial Instruments

The Company has categorized its assets and liabilities at fair value based upon the fair value hierarchy specified by FASB ASC 820. The levels of fair value hierarchy are as follows:

i.	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access.
ii.	Level 2 inputs utilize other-than-quoted prices that are observable, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs such as interest rates and yield curves that are observable at commonly quoted intervals.
iii.	Level 3 inputs are unobservable and are typically based on our own assumptions, including situations where there is little, if any, market activity.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. As of September 30, 2014 and 2013, the carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, accounts payable and other payables approximate their fair values because of the short maturity of these instruments and market rates of interest available to the Company.

Earnings Per share

The Company reports earnings per share in accordance with the provisions of ASC 260, “Earnings Per Share”. ASC 260 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average

GENERAL AGRICULTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock using the treasury method. As of September 30, 2014 and 2013, there are no potentially dilutive securities outstanding.

Recent accounting pronouncements

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity”. The amendments in the ASU change the criteria for reporting discontinued operations while enhancing disclosures in this area. The new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. The amendments in the ASU are effective in the first quarter of 2015 for public organizations with calendar year ends. Early adoption is permitted. The adoption of ASU 2014-08 is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers: Topic 606. This update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The guidance in this update supersedes the revenue recognition requirements in Topic 605 Additionally, this update supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition — Construction-Type and Production-Type Contracts. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (for example, assets within the scope of Topic 360, Property, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the codification., Plant, and Equipment, and intangible assets within the scope of Topic 350, Intangibles — Goodwill and Other) are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this update. This ASU is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2016 for public companies and 2017 for non-public companies. Management is evaluating the effect, if any, on the Company’s financial statements.

In June 2014, the FASB issued ASU No. 2014-12, Compensation-Stock Compensation: Topic 718. This amendment requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. This ASU is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The Company does not expect the adoption of this guidance will have a significant impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual and interim reporting periods ending after December 15, 2016, with early adoption permitted. The Company does not expect that the adoption of this standard will have a material effect on the Company’s consolidated financial statements.

In November 2014, FASB issued Accounting Standards Update No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a consensus of the FASB Emerging Issues Task Force). The

GENERAL AGRICULTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

amendments permit the use of the Fed Funds Effective Swap Rate (also referred to as the Overnight Index Swap Rate, or OIS) as a benchmark interest rate for hedge accounting purposes. Public business entities are required to implement the new requirements in fiscal years (and interim periods within those fiscal years) beginning after December 15, 2015. All other types of entities are required to implement the new requirements in fiscal years beginning after December 15, 2015, and interim periods beginning after December 15, 2016. The Company does not expect the adoption of ASU 2014-16 to have material impact on the Company’s consolidated financial statement.

NOTE 3 — INVENTORY

Inventory by major categories are summarized as follows:

	September 30, 2014	September 30, 2013
Raw materials	$68,780	$84,171
Work in process	4,882,493	3,989,995
Total	$4,951,273	$4,074,166

Work in process consists of depreciation, amortization of prepaid leases of navel orange orchards, rentals, salary, fertilizer, utilities, and labor spent in cultivating and producing navel oranges. Work in process is reclassified to finished goods after the navel oranges are harvested. The harvest season of navel oranges usually starts in October.

NOTE 4 — ADVANCE PAYMENTS

Advance payments represent payments made to suppliers for goods and materials that have not been received. Advance payments are also reviewed periodically by the Company to determine whether their carrying value has become impaired. Historically, the Company has not experienced any losses as a result of these advances. As of September 30, 2014 and 2013, the Company had $2,189,956 and $24,438 of advance payments that related to payments for purchasing navel oranges from other parties as well as packaging materials and utilities.

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	September 30, 2014	September 30, 2013
Office equipment	$142,956	$117,670
Vehicles	303,345	325,566
Machinery and equipment	2,134,306	2,064,525
Buildings and improvements	7,787,198	7,755,617
Navel orange orchards	10,800,430	10,623,019
Subtotal	21,168,235	20,886,397
Less: Accumulated depreciation	7,182,930	6,084,046
	13,985,305	14,802,351
Add: Construction in progress Total	—	305,680
Total	$13,985,305	$15,108,031

Depreciation expense was $1,146,412 and $1,116,727 for the years ended September 30, 2014 and 2013, respectively.

GENERAL AGRICULTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — INTANGIBLE ASSETS

Intangible assets consist of the following:

	September 30, 2014	September 30, 2013
Land use rights	$186,317	$185,614
Less: Accumulated amortization	32,605	27,594
Total	$153,712	$158,020

Amortization expense was $3,733 and $3,682 for the years ended September 30, 2014 and 2013, respectively.

NOTE 7 — PREPAID LEASES — NAVEL ORANGE ORCHARDS

On April 1, 2011, General Fruit entered into lease contracts with a group of individual orchard owners, pursuant to which General Fruit was authorized to operate the orchards for 10 years starting January 1, 2011. The lease terms are effective from January 1, 2011 through December 31, 2020. The aggregate lease amount is approximately RMB 98,553,600 ($16,123,369) and pursuant to the contract terms, as of September 30, 2012, the Company paid off the entire lease amount using cash generated from operations.

On December 30, 2012, January 1, 2013 and June 1, 2013, General Fruit entered into additional lease contracts with another group of individual orchard owners, pursuant to which General Fruit was authorized to operate the orchards for 10 years starting January 1, 2013. The lease terms are effective from January 1, 2013 through December 31, 2022. The aggregate lease amount is approximately RMB 57,847,300 ($9,463,818) and pursuant to the contract terms, as of June 30, 2013, the Company paid off the entire lease amount using cash generated from operations.

On December 31, 2013, General Fruit entered into a lease contract with an orchard company, pursuant to which General Fruit was authorized to operate the orchard for 10 years starting January 1, 2014. The lease terms are effective from January 1, 2014 through December 31, 2023. The aggregate lease amount is approximately RMB 24,840,000 ($4,063,824) and pursuant to the contract terms, as of December 31, 2013, the Company paid off the entire lease amount using cash generated from operations.

On March 26, 2014, General Fruit entered into a lease contract with Jinglin Agriculture Development Ltd. in Xingguo County. Pursuant to the contract, General Fruit was authorized to operate the orchard for 10 years starting January 1, 2014. The lease terms are effective from January 1, 2014 through December 31, 2023. The aggregate lease amount is approximately RMB 27,360,000 ($4,440,528). As of March 31, 2014, the Company paid off the entire lease amount using cash generated from operations.

On September 3, 2014, General Fruit entered into another lease contract with Jinglin Agriculture Development Ltd. in Xingguo County. Pursuant to the contract, General Fruit was authorized to operate the orchard for 10 years starting January 1, 2015. The lease terms are effective from January 1, 2015 through December 31, 2024. The aggregate lease amount is approximately RMB23,750,000 ($3,857,000). As of September 30, 2014, the Company paid RMB9,500,000 ($1,542,800) of lease payment.

These leases are accounted for as operating leases in accordance with ASC 840-20 and the aggregate lease amounts will be expensed each year on a straight-line basis over the lease terms. Lease expenses were approximately $3,181,613 and $2,227,696 for the years ended September 30, 2014 and 2013 respectively.

GENERAL AGRICULTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — PREPAID LEASES — NAVEL ORANGE ORCHARDS  – (continued)

Lease expense attributable to future periods is as follows:

Twelve months ended September 30:
2015	$3,181,613
2016	3,780,349
2017	3,780,349
2018	3,780,349
2019	3,780,349
Thereafter	8,838,297
$27,141,306

NOTE 8 — SHORT-TERM BANK LOANS

In 2012, the Company obtained a loan of $5,525,000 (RMB 34,000,000) from Agricultural Development Bank of China, with a maturity date of on November 19, 2013. The loan required interest of 6.00% to be paid monthly. The loan was secured by the Company’s real property, inventory and equipment and guaranteed by Xingping Hou, CEO of the Company and Youhua Yu, wife of Xingping Hou. The loan was paid off in October and November 2013.

On November 28 and December 4, 2013, the Company entered into two short-term bank loan agreements with Agricultural Development Bank of China for $2,617,600 (RMB 16,000,000) and $2,944,800 (RMB 18,000,000). Pursuant to the Loan Agreements, the principle will be repaid on September 27, 2014 and October 3, 2014. The interest is being calculated using an annual fixed interest rate of 6.00% and is being paid monthly. The loan is secured by the Company’s real property, navel orange orchards and equipment, and guaranteed by Xingping Hou, CEO of the Company. The loan is also guaranteed by Ganzhou Guoruitai Guarantee Co., Ltd., an unrelated party, with a maximum exposure limit of $1,963,200 (RMB 12,000,000). On November 20 and December 4, 2013, Xingping Hou, CEO of the Company and Jiangjunhong Industrial Group Co., Ltd., a Chinese Corporation owned by Xingping Hou, jointly entered into a cross-guarantee agreement with Ganzhou Guoruitai Guarantee Co, Ltd. Pursuant to the cross-guarantee agreements, the Company paid $49,080 (RMB 300,000) to the guarantor as a guarantee fee for the above bank loans. The term of these guarantees are for two years. On the date of the loan expiration, should the Company fail to make their debt payment, Jiangjunhong Industrial Group Co., Ltd. and Xingping Hou will be obligated to perform under the cross guarantees by primarily making the required payments, including late fees and penalties. In addition, on December 3, 2013, the Company paid Ganzhou Guoruitai Guarantee Co, Ltd $392,640 (RMB 2,400,000) as a security deposit for the guarantee. Both bank loans are repaid in September 2014.

On September 29, 2014, the Company entered into a new short-term bank loan agreement with Agricultural Development Bank of China, which allows the Company to borrow up to $5,521,600 (RMB34,000,000). Pursuant to the loan agreement, the principal will be repaid on July 28, 2015 and interest of 6.6%. The loan is secured by the Company’s real property, navel orange orchards and equipment, and guaranteed by Xingping Hou, CEO of the Company. The loan is also guaranteed by Ganzhou Jinshengyuan Guarantee Co., Ltd., an unrelated party, with a maximum exposure limit of $4,547,200 (RMB28,000,000). On September 30, 2014, Xingping Hou, CEO of the Company and General Fruit and General Preservation, jointly entered into a cross-guarantee agreement with Ganzhou Guoruitai Guarantee Co, Ltd. Pursuant to the cross-guarantee agreements, the Company paid $90,945 (RMB560,000) to the guarantor as a guarantee fee for the above bank loan. The term of these guarantees are two years. On the maturity date of the loan, should the Company fail to make their debt payment, General Fruit, General Preservation and Xingping Hou will be obligated to perform under the cross guarantees by making the required payments, including late fees and penalties. As of September 30, 2014, the Company has drawn on $4,547,200 (RMB 28,000,000) of the loan to use for working capital purposes.

GENERAL AGRICULTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — DUE TO RELATED PARTY

As of September 30, 2014 and 2013, the Company owed Hua Mei Investments Limited (“Hua Mei”), a related party (controlled by Mr. Hou Xingping, CEO of the Company), $1,508,566 and $718,261, respectively. These debts are non-interest bearing and payable on demand. The proceeds of these debts were utilized as working capital.

NOTE 10 — INCOME TAXES

General Agriculture Corporation and General Red Holding Inc. (collectively referred to as the “US entities”) are each subject to US tax and file US federal income tax returns. The US entities are Delaware corporations and conduct all of their businesses through their Chinese subsidiaries. No provision for US federal income taxes was made for the years ended September 30, 2014 and 2013 as the US entities incurred losses.

Han Glory International is not subject to tax on income or capital gains under the laws of the British Virgin Islands. Greater China International did not earn any income that was derived in Hong Kong for the years ended September 30, 2014 and 2013, and therefore was not subject to Hong Kong Profit tax.

Under the Corporate Income Tax Law of the PRC, the corporate income tax rate is 25%. However, as an agricultural company engaged in cultivation, General Fruit has been approved for a tax exemption since its formation. General Preservation was also approved for such exemption from income tax for the years 2014 and 2013. As a result, for the years ended September 30, 2014 and 2013, there was no income tax provision for the Company. All years income tax returns for PRC entities are open for statutory examination by tax authorities.

The US entities had net operating losses (“NOL”) amounting to approximately $890,000 and $343,000 during the years ended September 30, 2014 and 2013, respectively. These carryforwards will expire, if not utilized by 2034 and 2033, respectively. Management believes that it is more likely than not that the benefit from the NOL carryforwards will not be realized. In recognition of this risk, the Company has provided a 100% valuation allowance at September 30, 2014 and no deferred tax asset benefit has been recorded. For the years ended September 30, 2104 and 2013, the valuation allowance were $509,301 and $206,627, respectively, and the net change in the valuation allowance was increased $302,674 and $116,527, respectively. The Company’s management reviews this valuation allowance periodically and makes adjustments as necessary. As of September 30, 2014, the tax years ended September 30, 2012 through September 30, 2014 for the US entities remain open for statutory examination by tax authorities.

The summary of the deferred income tax asset for US entities is as follows:

	September 30, 2014	September 30, 2013
Beginning balance	$607,725	$265,000
Addition: Net operating loss	890,220	342,725
Total – Net operating loss carryforwards	1,497,945	607,725
Effective tax rate	34%	34%
Deferred tax asset	509,301	206,627
Valuation allowance	(509,301)	(206,627)
Ending balance	—	—

GENERAL AGRICULTURE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — INCOME TAXES – (continued)

The following table reconciles the U.S. statutory rate to the Company’s effective tax rate as of the:

	For the Years Ended September 30,
	2014	2013
U.S. Statutory rate	34%	34%
Foreign income not taxable in the U.S.	-34%	-34%
PRC statutory income tax rate	25%	25%
Tax exemption in PRC	-25%	-25%
Effective income tax rate	—	—

NOTE 11 — STOCKHOLDERS’ EQUITY

On June 28, 2013, at the Annual Meeting of stockholders, the stockholders of the Company approved an amendment to the Company’s Certificate of Incorporation. The Company filed with the Secretary of State of Delaware a Certificate of Amendment to the Charter (the “Charter Amendment”). Pursuant to the Charter Amendment, the Company’s Charter was amended, effective as of July 12, 2013, to affect a reverse stock split of the Company’s shares of common stock. On July 12, 2013, the Company affected the 1 for 8 reverse split of the Company’s issued and outstanding common stock, decreasing the number of outstanding shares from 127,349,551 to 15,918,940. These statements have been retroactively adjusted to reflect this reverse split.

NOTE 12 — STATUTORY RESERVE

For the years ended September 30, 2014 and 2013, statutory reserve activity was as follows:

Balance – September 30, 2012	$1,653,723
Addition to statutory reserve	855,012
Balance – September 30, 2013	2,508,735
Addition to statutory reserve	30,435
Balance – September 30, 2014	$2,539,170

NOTE 13 — GOVERNMENT SUBSIDY INCOME

The Company periodically receives various subsidies in cash from local governments, including bank loan interest rebates and eco-irrigation subsidies. The amounts granted vary each year. For the years ended September 30, 2014 and 2013, the Company received government subsidies of $477,036 and $276,442, respectively.

GENERAL AGRICULTURE CORPORATION

MINIMUM OFFERING: 800,000 SHARES OF COMMON STOCK
MAXIMUM OFFERING: 2,000,000 SHARES OF COMMON STOCK

PRELIMINARY PROSPECTUS

SPARTAN SECURITIES GROUP, LTD.

           , 2015

Until a date which is 90 days from the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The Registrant estimates that expenses payable by the Registrant is connection with the offering described in this Registration Statement will be as follows:

Securities and Exchange Commission registration fee	$1,245
Nasdaq listing fee	$75,000
Accounting fees and expenses	$240,000
Legal fees and expenses	$370,000
Transfer agent and registrar fees	$500
Printing expenses	$12,000
Miscellaneous	$255
Total	$699,000

Item 14. Indemnification of Directors and Officers.

The section of the prospectus entitled “General Description of Common Stock — Indemnification of Directors and Officers and Insurance” discloses that we will generally indemnify our officers and directors to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is made to the Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement in which the Company will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments that may be required to be made in respect of these liabilities.

Item 15. Recent Sales of Unregistered Securities

On July 11, 2012, GELT completed a reverse acquisition of General Red Holding, Inc. (“GRH”), entered into a share exchange agreement with GRH and acquired all of the outstanding capital stock of GRH. Pursuant to the Exchange Agreement, GELT issued to GRH an aggregate of 125,112,803 shares of the common stock of GELT, at par value of $0.0001 per share. The issuance of such securities was exempt from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D or Regulation S promulgated thereunder.

Immediately prior to the Share Exchange, GELT had 6,750,000 shares of Common Stock issued and outstanding. Simultaneously with the transaction, the two principal shareholders of GELT surrendered for cancellation an aggregate of 4,513,252 shares of Common Stock beneficially owned by them.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Certificate of Incorporation, as amended(10)
3.2	Amended and Restated By-laws(8)
4.1	Specimen of Common Stock Certificate**
4.2	Underwriter’s Warrant*
5.1	Opinion of Kelley Drye & Warren, LLP
10.1	Agreement dated September 25, 2012 by and between Hua Mei Investments Limited and Greater China Investment Limited(1)
10.2	Form of Navel Orange Trees Leasing Agreement(3)
10.3	Employment Agreement dated as of July 1, 2013 by and between the Company and Amy Xue(4)
10.4	Director Agreement dated as of January 31, 2013, by and between the Company and Xingping Hou(2)

Exhibit No.	Description
10.5	Director Agreement dated as of January 31, 2013, by and between the Company and Shaokang Zeng(2)
10.6	Director Agreement dated as of January 31, 2013, by and between the Company and Yongjun Zeng(2)
10.7	Company Manager Employment Contract dated January 31, 2013, by and between Xingguo General Fruit Industry Development Co., Ltd. and Xingping Hou(2)
10.8	Labor Contract dated January 31, 2013, by and between Xingguo General Fruit Industry Development Co., Ltd. And Shaokang Zeng(2)
10.9	Call Option Agreement dated July 1, 2012 by and between Zhang Zhihao and Xingping Hou(6)
10.10	Form of Orange Purchase Contract(7)
10.11	Property Use Certificates dated August 30, 2007 (translation)(7)
10.12	Office Lease Contracted dated March 1, 2011 between General Fruit and Shiyong Xu (translation)(7)
10.13	Office Lease Contract dated February 10, 2012 between General Fruit and Taixang Want (translation)(7)
14.1	Code of Ethics(5)
21.1	Subsidiaries(9)
23.1	Consent of Friedman LLP
23.2	Consent of Allbright Law Office**
23.3	Consent of Kelley, Drye & Warren LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)**
99.1	Confidential Draft Registration Statement submitted June 24, 2014
101.1 INS	Instant Document
101.1 SCH	Taxonomy Extension Schema Document
101.1 CAL	Taxonomy Extension Calculation Linkbase Document
101.1 DEF	Taxonomy Extension Definition Linkbase Document
101.1 LAB	Taxonomy Extension Label Linkbase Document
101.1 PRE	Taxonomy Extension Presentation Linkbase Document

*	To be filed by amendment.
**	Previously filed
(1)	Incorporated by reference to our Transitional Report on Form 10-KT for the transition period from January 1, 2012 to September 30, 2012, filed with the SEC on December 28, 2012.
(2)	Incorporated by reference to our Current Report on Form 8-K dated January 31, 2013, filed with the SEC on February 1, 2013.
(3)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 15, 2013.
(4)	Incorporated by reference to our Current Report on Form 8-K dated July 1, 2013, filed with the SEC on July 8, 2013.
(5)	Incorporated by reference to our Current Report on Form 8-K dated September 5, 2013, filed with the SEC on September 6, 2013.
(6)	Incorporated by reference to Amendment No. 2 to our Current Report on Form 8-K dated July 11, 2012, filed with the SEC on August 29, 2012.
(7)	Incorporated by reference to our Current Report on Form 8-K dated July 11, 2012, filed with the SEC on July 17, 2012.

(8)	Incorporated by reference to our Current Report on Form 8-K dated July 6, 2012, filed with the SEC on July 12, 2012.
(9)	Incorporated by reference to Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the SEC on June 4, 2014.
(10)	Incorporated by reference to our Current Report on Form 8-K dated September 2, 2014, filed with the SEC on September 8, 2014.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

1.	To provide the underwriters specified in the Underwriting Agreement, at the closings certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
2.	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
3.	That for the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on January 20, 2015.

GENERAL AGRICULTURE CORPORATION

By:	/s/ Xingping Hou Xingping Hou Chief Executive Officer and President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Xingping Hou Xingping Hou	Director, Chief Executive Officer and President (Principal Executive Officer)	January 20, 2015
/s/ Yanhong (Amy) Xue Yanhong (Amy) Xue	Chief Financial Officer (Principal Financial and Accounting Officer)	January 20, 2015
/s/ Shaokang Zeng Shaokang Zeng	Director and Secretary	January 20, 2015
/s/ Liwei Jia Liwei Jia	Director	January 20, 2015
/s/ Wei Lu Wei Lu	Director	January 20, 2015
/s/ Hongcai Li Hongcai Li	Director	January 20, 2015

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Certificate of Incorporation, as amended(10)
3.2	Amended and Restated By-laws(8)
4.1	Specimen of Common Stock Certificate**
4.2	Underwriter’s Warrant*
5.1	Opinion of Kelley Drye & Warren, LLP
10.1	Agreement dated September 25, 2012 by and between Hua Mei Investments Limited and Greater China Investment Limited(1)
10.2	Form of Navel Orange Trees Leasing Agreement(3)
10.3	Employment Agreement dated as of July 1, 2013 by and between the Company and Amy Xue(4)
10.4	Director Agreement dated as of January 31, 2013, by and between the Company and Xingping Hou(2)
10.5	Director Agreement dated as of January 31, 2013, by and between the Company and Shaokang Zeng(2)
10.6	Director Agreement dated as of January 31, 2013, by and between the Company and Yongjun Zeng(2)
10.7	Company Manager Employment Contract dated January 31, 2013, by and between Xingguo General Fruit Industry Development Co., Ltd. and Xingping Hou(2)
10.8	Labor Contract dated January 31, 2013, by and between Xingguo General Fruit Industry Development Co., Ltd. And Shaokang Zeng(2)
10.9	Call Option Agreement dated July 1, 2012 by and between Zhang Zhihao and Xingping Hou(6)
10.10	Form of Orange Purchase Contract(7)
10.11	Property Use Certificates dated August 30, 2007 (translation)(7)
10.12	Office Lease Contracted dated March 1, 2011 between General Fruit and Shiyong Xu (translation)(7)
10.13	Office Lease Contract dated February 10, 2012 between General Fruit and Taixang Want (translation)(7)
14.1	Code of Ethics(5)
21.1	Subsidiaries(9)
23.1	Consent of Friedman LLP
23.2	Consent of Allbright Law Office**
23.3	Consent of Kelley, Drye & Warren LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)**
99.1	Confidential Draft Registration Statement submitted June 24, 2014
101.1 INS	Instant Document
101.1 SCH	Taxonomy Extension Schema Document
101.1 CAL	Taxonomy Extension Calculation Linkbase Document
101.1 DEF	Taxonomy Extension Definition Linkbase Document
101.1 LAB	Taxonomy Extension Label Linkbase Document
101.1 PRE	Taxonomy Extension Presentation Linkbase Document

*	To be filed by amendment.
**	Previously filed
(1)	Incorporated by reference to our Transitional Report on Form 10-KT for the transition period from January 1, 2012 to September 30, 2012, filed with the SEC on December 28, 2012.
(2)	Incorporated by reference to our Current Report on Form 8-K dated January 31, 2013, filed with the SEC on February 1, 2013.
(3)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 15, 2013.
(4)	Incorporated by reference to our Current Report on Form 8-K dated July 1, 2013, filed with the SEC on July 8, 2013.
(5)	Incorporated by reference to our Current Report on Form 8-K dated September 5, 2013, filed with the SEC on September 6, 2013.
(6)	Incorporated by reference to Amendment No. 2 to our Current Report on Form 8-K dated July 11, 2012, filed with the SEC on August 29, 2012.
(7)	Incorporated by reference to our Current Report on Form 8-K dated July 11, 2012, filed with the SEC on July 17, 2012.
(8)	Incorporated by reference to our Current Report on Form 8-K dated July 6, 2012, filed with the SEC on July 12, 2012.
(9)	Incorporated by reference to Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the SEC on June 4, 2014.
(10)	Incorporated by reference to our Current Report on Form 8-K dated September 2, 2014, filed with the SEC on September 8, 2014.